SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

_________________________

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TIC Solutions, Inc.
(Name of Registrant as Specified in Its Charter)

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Notice of 2026 Annual Meeting of Stockholders

Dear Stockholders,

It is my pleasure to invite you to attend TIC Solutions, Inc.’s 2026 Annual Meeting of Stockholders (“Annual Meeting”). The Annual Meeting will be held on July 1, 2026, at 10:00 a.m. (Eastern Time) in virtual-only format conducted via live webcast at www.virtualshareholdermeeting.com/TIC2026. You will be able to participate, submit questions and vote your shares electronically at the Annual Meeting. At the Annual Meeting, you will be asked to:

1.    Elect eleven directors for a one-year term expiring at the 2027 Annual Meeting of Stockholders; and

2.    Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Stockholders will also transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. These matters are more fully discussed in the accompanying proxy statement. Our Board of Directors is soliciting proxies from stockholders who are entitled to vote at the Annual Meeting. Only stockholders of record as of the close of business on May 11, 2026, may vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, please vote using the Internet, by telephone or by mail, in each case, by following the instructions in our proxy statement. Stockholders who execute a proxy may nevertheless attend the Annual Meeting, revoke their proxy, and vote their shares during the Annual Meeting.

Robert A. E. Franklin

Executive Chairman of the Board

May 21, 2026

We are pleased to utilize the Securities and Exchange Commission rules that allow us to furnish these proxy materials and our 2025 Annual Report on Form 10-K in digital form online. We mailed the Notice of Internet Availability of Proxy Materials for the Annual Meeting containing instructions on how to access our proxy statement and Annual Report on or about May 21, 2026.

Our proxy statement and Annual Report are available online at www.proxyvote.com.

VOTING METHODS

You may vote by proxy whether or not you attend the Annual Meeting. To vote by proxy, you have a choice of voting using the Internet, by telephone, or by mail using a traditional proxy card.

INTERNET	TELEPHONE	MAIL
Visit www.proxyvote.com and follow the instructions. You will need the 16-digit control number included on your proxy card, voter instruction form or notice.

Call 1-800-690-6903 to transmit your voting instructions up until 11:59 p.m. (Eastern Time) the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

If you would like to request a copy of the materials for this and/or future stockholder meetings, you may (1) visit www.proxyvote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com.

TIC Solutions, Inc.

200 South Park Road, Suite 350

Hollywood, FL 33021

i

Proxy Summary

This summary provides an overview of selected information in this year’s proxy statement. We encourage you to read the entire proxy statement before voting.

2026 Annual Meeting of Stockholders

Date and Time July 1, 2026 10:00 a.m. (Eastern Time)	Place Virtual-only at www.virtualshareholder meeting.com/TIC2026	Record Date May 11, 2026

Voting Matters

Stockholders will be asked to vote on the following matters at the Annual Meeting:

Matter	Board Recommendation	Page
Proposal 1 – Elect eleven (11) directors for a one-year term expiring at the 2027 Annual Meeting of Stockholders	FOR each Director Nominee	10
Proposal 2 – Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026	FOR	34

How to Vote

You may vote by proxy whether or not you attend the Annual Meeting. To vote by proxy, you have a choice of voting using the Internet, by telephone, or by mail using a traditional proxy card.

INTERNET Visit www.proxyvote.com and follow the instructions. You will need the 16-digit control number included on your proxy card, voter instruction form, or notice.

TELEPHONE

Call 1-800-690-6903 to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

MAIL

If you would like to request a copy of the proxy materials, you may (1) visit www.proxyvote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com.

If you have requested a copy of the proxy materials, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to the address on your proxy card.

DURING THE ANNUAL MEETING You may vote at the Annual Meeting by joining via live webcast at www.virtualshareholdermeeting.com/TIC2026.

CORPORATE GOVERNANCE

Board of Directors

We believe all of our directors bring to our Board of Directors, or the Board, a wealth of experiences derived from their service in executive, director and managerial roles. Background information about our directors can be found beginning on page 10 of this proxy statement.

Name & Principal Occupation	Age	Director Since	Independent	Committee Memberships
Robert A. E. Franklin Executive Chairman of the Board	34	2023		None
Sir Martin E. Franklin Co-Chairman of the Board	61	2022		None
Antoinette C. Bush Independent Director	69	2024		Compensation Nominating and Corporate Governance
Rory Cullinan Lead Independent Director	66	2023		Audit (Chair)
Elizabeth Meloy Hepding Independent Director	48	2024		Audit Nominating and Corporate Governance
Benjamin Heraud Chief Executive Officer and Director	44	2025		None
Peter A. Hochfelder Independent Director	64	2024		Audit Compensation (Chair)
James E. Lillie Independent Director	64	2024		Compensation Nominating and Corporate Governance (Chair)
Talman B. Pizzey Former Chief Executive Officer and Director	61	2024		None
Byron Roth Independent Director	63	2025		None
Dickerson Wright Independent Director	79	2025		None

Governance Highlights

We are committed to maintaining effective corporate governance practices and high ethical standards, as well as compliance with all applicable governance standards of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). Highlights of our current governance framework are described below.

Non-classified Board – annual election of all directors	Board oversight of risk management
Clawback policy for executive officer compensation	Independent Lead Director and Board Committees
Separate CEO and Board Co-Chairmen	Executive sessions during each Board meeting with non-employee directors in attendance
Code of conduct applicable to all directors and executive officers	Annual Board and Committee self-evaluations
Short- and long-term incentive compensation tied to performance metrics designed to deliver long-term growth	Open communication encouraged among directors and management
Restrictions on hedging and pledging of shares by executive officers and directors	Majority vote standard for director elections

Corporate Governance

Meetings

During 2025, the Board held a total of ten (10) meetings. Each incumbent director attended at least seventy five percent (75%) of the aggregate of (i) the total number of meetings of the Board during the period for which he or she was a director and (ii) the total number of meetings of all Board committees (the “Committees”) on which he or she served during the period for which he or she was a member of a Committee. We held an annual meeting of stockholders on July 31, 2025. It is the policy of the Board to encourage its members to attend our annual meeting of stockholders. Five of our then eight directors attended our 2025 annual meeting of stockholders. Messrs. Heraud, Roth and Wright were appointed to our Board subsequent to our 2025 annual meeting of stockholders.

During 2025, our Board generally held executive sessions, or meetings of non-employee directors without members of our executive management team present, as part of regularly scheduled Board, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee meetings. Generally, Rory Cullinan, our lead independent director, presides over the Board executive sessions and the chairs of each committee preside over the committee executive sessions.

Corporate Governance Guidelines

Our Board is responsible for overseeing the management of our Company. The Board has adopted Corporate Governance Guidelines (“Governance Guidelines”) which set forth our governance principles relating to, among other things:

•        director independence;

•        director responsibilities;

•        mandatory retirement age for independent directors;

•        board structure and meetings; and

•        the performance evaluation of our Board.

Our Governance Guidelines are available in the Investor Relations section of our website at www.ticsolutions.com1.

Board Leadership Structure

The Board has not adopted a formal policy regarding separating or combining the offices of Chief Executive Officer (“CEO”) and Co-Chairmen of the Board. Instead the Board reserves the right to make this determination from time to time in a manner that the Board deems most appropriate for the Company. Although the Board recognizes the benefits of having a combined CEO and Chairman, currently, we separate the positions of our CEO and Co-Chairmen of the Board in recognition of the differences between the two roles. The CEO is responsible for the day-to-day leadership and performance of the Company, while the Co-Chairmen of the Board provide strategic guidance to the CEO and set the agenda for, and preside over, the Board meetings. In addition, we believe that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Co-Chairmen of the Board to strengthen the Board’s independent oversight of our performance and governance standards.

Director Independence

Our Board reviews the independence of the current and potential members of the Board in accordance with independence requirements set forth in the NYSE rules and applicable provisions of the Exchange Act. During its review, the Board considers transactions and relationships between each director and potential directors, as well as any member of his or her immediate family, and the Company and its affiliates, including those related-party transactions contemplated by Item 404(a) of Regulation S-K under the Exchange Act. At least annually, the Board must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, that, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. The purpose of this review is to determine whether any such relationships or transactions exist that are inconsistent with a determination that the director is independent. Our Board has determined that all directors except Mr. Franklin, Sir Martin, Mr. Heraud and Mr. Pizzey are “independent” as such term is defined by NYSE rules, our Governance Guidelines and the federal securities laws.

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1        Website references throughout this proxy statement are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this proxy statement.

Board Committees

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee (the “Committees” and each a “Committee”). Copies of the Committee charters setting forth the responsibilities of each Committee are available in the Investor Relations section of our website at www.ticsolutions.com, and such information is also available in print to any stockholder who requests it through our Investor Relations department. The Committees will periodically review their respective charters and recommend any needed revisions to the Board. The following is a summary of the composition of each Committee:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Antoinette C. Bush		X	X
Rory Cullinan	X*
Elizabeth Meloy Hepding	X		X
Peter A. Hochfelder	X	X*
James E. Lillie		X	X*

*  Denotes Chair of applicable Committee

Audit Committee

Number of Meetings in 2025: 4

The Board has adopted a written Audit Committee Charter that governs the responsibilities of the Audit Committee. The Audit Committee is responsible for, among other things:

•        overseeing preparation of our financial statements, the financial reporting process and our compliance with legal and regulatory matters;

•        appointing and overseeing the work of our independent auditor;

•        preapproving all auditing services and permitted non-auditing services to be performed for us by our independent auditor and approving the fees associated with such work;

•        approving the scope of the annual audit;

•        reviewing interim and year-end financial statements;

•        overseeing our cybersecurity and information technology risks, controls and procedures;

•        overseeing our internal audit function, if any, reviewing any significant reports to management arising from such internal audit function and reporting to the Board; and

•        approving the Audit Committee report required to be included in our annual proxy statement.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Pursuant to the Audit Committee Charter, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent accounting firm.

The Board has reviewed the background, experience, and independence of the Audit Committee members and based on this review, has determined that each member of the Audit Committee:

•        meets the independence requirements of the NYSE governance standards;

•        meets the enhanced independence standards for audit committee members required by the SEC; and

•        is financially literate, knowledgeable and qualified to review financial statements.

In addition, the Board has determined that each of Messrs. Cullinan and Hochfelder qualify as an “audit committee financial expert” under the SEC regulations.

Compensation Committee

Number of Meetings in 2025: 3

The Board has adopted a written Compensation Committee Charter that governs the responsibilities of the Compensation Committee. The Compensation Committee is responsible for, among other things:

•        assisting the Board in developing and evaluating potential candidates for executive positions;

•        reviewing and approving corporate goals and objectives with respect to compensation for the CEO, evaluating the CEO’s performance and recommending to the Board the CEO’s compensation based on such evaluation;

•        determining the compensation of other non-CEO executive officers and all equity awards to such executive officers and other employees;

•        reviewing on a periodic basis compensation and benefits paid to directors and recommending such compensation to the Board for approval;

•        reviewing and approving our equity-based compensation plans and incentive compensation plans, including reviewing and approving equity awards issued under such plans; and

•        approving the Compensation Committee report on executive compensation (if and to the extent) required to be included in our annual proxy statement.

The Board has reviewed the background, experience and independence of the Compensation Committee members and based on this review, has determined that each member of the Compensation Committee:

•        meets the independence requirements of the NYSE governance standards;

•        is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and

•        meets the enhanced independence standards for Compensation Committee members established by the SEC.

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members is or has been an officer or employee of TIC Solutions. During 2025, none of our executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee, and none of our executive officers served as a member of the compensation committee of another entity, whose executive officers served as a member of our Board.

Nominating and Corporate Governance Committee

Number of Meetings in 2025: 2

The Board has adopted a written Nominating and Corporate Governance Committee Charter that governs the responsibilities of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things:

•        assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board of Directors;

•        leading the search for individuals qualified to become members of the Board and selecting director nominees to be presented for stockholder approval at our annual meetings;

•        reviewing the structure of the Committees and recommending to the Board for approval directors to serve as members of each Committee;

•        developing and recommending to the Board for approval a set of corporate governance guidelines and generally advising the Board on corporate governance matters;

•        reviewing such corporate governance guidelines on a periodic basis and recommending changes as necessary;

•        overseeing any self-evaluations of the Board and each Committee; and

•        reviewing director nominations submitted by stockholders.

The Nominating and Corporate Governance Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Corporate Governance Committee members or subcommittees. The Nominating and Corporate Governance Committee considers possible candidates from many sources, including stockholders. In making nominations, the Nominating and Corporate Governance Committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. In evaluating nominees, the Nominating and Corporate Governance Committee is required to take into consideration the following attributes, which are desirable for a member of the Board: leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and diversity of viewpoints. The Nominating and Corporate Governance Committee evaluates the suitability of potential candidates nominated by stockholders in the same manner as other candidates recommended by the Nominating and Corporate Governance Committee.

The Board has reviewed the background, experience and independence of the Nominating and Corporate Governance Committee members and based on this review, has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE governance standards and SEC rules and regulations.

Code of Business Conduct and Ethics

Our Board has adopted a written Code of Conduct (“Code of Conduct”) that establishes the standards of ethical conduct applicable to all our directors, officers, and employees. In addition, our Board has adopted a written Code of Ethics for Senior Financial Officers (“Code of Ethics”) applicable to our CEO, chief financial officer (“CFO”), chief accounting officer, controller and other senior financial officers. Copies of our Code of Conduct and Code of Ethics are publicly available in the Investor Relations section of our website at www.ticsolutions.com. Any waiver of our Code of Ethics with respect to our CEO, CFO, controller or persons performing similar functions may only be authorized by our Board and will be disclosed as promptly as practicable, as may be required under applicable SEC and NYSE rules on our Investor Relations section of our website at www.ticsolutions.com.

Insider Trading Policy

We have adopted an insider trading policy (“Insider Trading Policy”) applicable to directors, officers, and employees of the Company and its subsidiaries. We believe the Insider Trading Policy is reasonably designed to promote compliance with the insider trading laws, rules and regulations and the applicable listing requirements of the NYSE. The Insider Trading Policy is included as Exhibit 19.1 to the Company’s Annual Report on Form 10-K.

Anti-Hedging Policy

Our Insider Trading Policy makes clear that no employee or director may engage in hedging transactions or any other forms of monetization transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.

Certain Relationships and Related Transactions

Since January 1, 2025, we have not entered into any related party transactions other than as set forth below.

Insider Letter Agreement

In connection with our initial public offering, we entered into a letter agreement (“Insider Letter”) with each of Sir Martin E. Franklin, Mr. Robert A. E. Franklin, James E. Lillie and certain other individuals affiliated with Mariposa Acquisition IX, LLC (the “Founder Entity”, and such individuals, the “Founders”) who hold the Series A Preferred Stock, pursuant to which they agreed, among other things that they would not, without our prior written consent, offer, sell, contract to sell, pledge or otherwise dispose of any Series A Preferred Stock (excluding any Common Stock received in respect of their Annual Dividend Amount (as defined in our Certificate of Incorporation) received thereon from time to time), for a period of five years after the closing of our acquisition of ASP Acuren Holdings, Inc. (the “Acuren Acquisition”) (subject to certain customary exceptions).

Registration Rights

Pursuant to the Insider Letter, we have also agreed to provide the Founders and Founder Entity with certain registration rights that require us to provide them with such information and assistance following the Acuren Acquisition, subject to the restrictions described in the paragraph above and customary exceptions, as they may reasonably request to enable it to effect a disposition of all or part of their Common Stock or Warrants, including, without limitation, the preparation, qualification and approval of a prospectus in respect of such Common Stock or Warrants. Concurrently with the closing of the Acuren Acquisition on July 30, 2024, we raised cash proceeds of $666.6 million (net of issuance costs) from the issuance of 58,259,984 shares of Common Stock at $10.00 per share (the “PIPE Financing”) and early exercise of 36,710,124 Warrants at $10.00 per whole share of Common Stock (the “Warrant Financing”). In connection with the Acuren Acquisition, certain entities managed by Viking Global Investors LP (“Viking”), certain entities affiliated with Permian Investment Partners LP (“Permian”) and an entity managed by Progeny 3, Inc. (“Progeny”), each of which beneficially own more than 5% of the Company’s issued and outstanding shares, irrevocably committed to purchase Common Stock in the PIPE Financing. In addition, in connection with the Warrant Financing, each of the Founder Entity, Viking, Permian and Progeny irrevocably committed to exercise their respective Warrants. In exchange for such commitments, we agreed, among other things, that when requested by written notice (delivered not earlier than three months following the Acuren Acquisition), we would use commercially reasonable efforts to promptly enter into a customary registration rights agreement with such entity, which agreement would provide for customary registration rights (subject to customary exceptions) with respect to the Common Stock, or any other equity interests later acquired by such entity in exchange for the Common Stock in connection with a recapitalization, redomiciliation or similar transaction.

Consulting Services Agreement

On July 30, 2024, the Company entered into a Consulting Services Agreement with Mariposa Capital, LLC, an affiliate of Sir Martin. Under this agreement, Mariposa Capital, LLC agreed to provide certain services, including corporate development and consulting services, consulting services with respect to mergers and acquisitions, investor relations services, strategic planning consulting services, capital expenditure allocation consulting services, strategic treasury consulting services and such other services relating to the Company as may from time to time be mutually agreed. In connection with these services, Mariposa Capital, LLC is entitled to receive an annual fee equal to $2.0 million, payable in quarterly installments. The initial term of this agreement terminated on July 30, 2025 and automatically renews for successive one-year terms unless either party notifies the other party in writing of its intention not to renew this agreement no later than 90 days prior to the expiration of the term. This agreement may only be terminated by the Company upon a vote of a majority of our directors. In the event that this agreement is terminated by the Company, the effective date of the termination will be six months following the expiration of the initial term or a renewal term, as the case may be.

Policy Concerning Related Party Transactions

The Board has determined that the Audit Committee is best suited to review and approve or ratify transactions with related persons, in accordance with the policy set forth in the Audit Committee Charter. Such review will apply to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For purposes of the policy, “related persons” will consist of executive officers, directors, director nominees, any stockholder beneficially owning more than 5% of the issued and outstanding common stock, and immediate family members of any such persons. In reviewing related person transactions, the Audit Committee will take into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the Audit Committee will be permitted to participate in any review, consideration or approval of any related person transaction in which the director or any of his or her immediate family member is the related person.

Board Role in Risk Management

The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through Committees of the Board, as disclosed in the descriptions of each of the Committees above and in the charters of each of the Committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing our policies and procedures with respect to risk assessment and risk management. The other Committees of the Board consider the risks within their areas of responsibility. The Board satisfies their oversight responsibility through full reports by each Committee chair regarding the Committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Director Compensation

2025 Compensation

For the fiscal year ended December 31, 2025, we have adopted the following non-employee director compensation policy:

•        Annual Retainer.    Each non-employee director is entitled to an annual cash fee of $50,000. Our lead independent director is entitled to an additional $20,000 annual cash fee.

•        Committee Fees.    Members of any of our Committees are entitled to an additional annual cash fee of $2,500. Each of the chairs of our Committees is entitled to an additional $7,500 annual cash fee.

•        Annual Equity Award.    Each non-employee director will be granted annually a number of restricted stock units equal to $100,000 at the date of issue. The restricted stock units will vest and settle into shares of common stock on the one-year anniversary of the date of grant.

Independent directors with more than one year of service are expected to directly own at least 1,000 shares of our common stock. In addition, our directors are entitled to be reimbursed by us for reasonable expenses incurred by them in the course of their duties as a director of TIC Solutions.

Messrs. Cullinan, Hochfelder, Lillie, Roth and Wright and Mses. Bush and Hepding were paid compensation for their respective services on our Board. Sir Martin and Mr. Franklin did not receive any additional compensation for services as a director. In addition, Mr. Pizzey, who served as our Chief Executive Officer, and Mr. Heraud, who served as our President and Chief Operating Officer, were not entitled to receive any additional compensation for their services as a director.

2025 Director Compensation Table

The table below sets forth the non-employee director compensation for the year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Robert A.E. Franklin(1)	—	—	—
Sir Martin E. Franklin(1)	—	—	—
Antoinette C. Bush(4)	55,000	100,000	155,000
Rory Cullinan(5)	77,500	100,000	177,500
Elizabeth Meloy Hepding(6)	55,000	100,000	155,000
Peter A. Hochfelder(7)	60,000	100,000	160,000
James E. Lillie(8)	60,000	100,000	160,000
Byron Roth(9)	20,548	100,000	120,548
Dickerson Wright(9)	20,548	100,000	120,548

(1)      Sir Martin and Mr. Franklin did not receive a fee in connection with their service as non-executive directors.

(2)      Represents the aggregate grant date fair values of restricted stock units granted during 2025, computed in accordance with FASB ASC Topic 718, Stock Compensation. For a discussion of valuation assumptions used in calculating the amounts in 2025, see “Note 17. Share-Based Compensation” of the notes to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(3)      The following table sets forth the aggregate number of restricted stock units outstanding, as of December 31, 2025, for each of our independent directors.

Name	Restricted Stock Units	Unexercised Stock Options
Antoinette C. Bush	9,017
Rory Cullinan	9,017	50,000
Elizabeth Meloy Hepding	9,017
Peter A. Hochfelder	9,017
James E. Lillie	9,017
Byron Roth	9,524
Dickerson Wright	9,524

(4)      Includes an additional cash fee for service as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

(5)      Includes an additional cash fee for service as our lead independent director and as chair of the Audit Committee.

(6)      Includes an additional cash fee for service as a member of the Audit Committee and the Nominating and Corporate Governance Committee.

(7)      Includes an additional cash fee for service as chair of the Compensation Committee and as a member of the Audit Committee.

(8)      Includes an additional cash fee for service as chair of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee.

(9)      Represents the pro-rated cash fee received for services as an independent director beginning on August 4, 2025.

PROPOSAL NO. 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE BELOW DIRECTOR NOMINEES

Under our bylaws, directors are elected for a one-year term expiring at the next annual meeting of stockholders. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated Robert A. E. Franklin, Sir Martin E. Franklin, Antoinette C. Bush, Rory Cullinan, Elizabeth Meloy Hepding, Benjamin Heraud, Peter Hochfelder, James E. Lillie, Talman Pizzey, Byron Roth, and Dickerson Wright for re-election, each for a one-year term that will expire at the 2027 Annual Meeting of Stockholders. Each of our directors consented to serve if elected.

Our bylaws provide that directors are elected by a majority of the votes cast with respect to the nominee for election to the Board at any meeting of stockholders at which directors are to be elected and a quorum is present, except in the case of a contested election. As set forth in our bylaws, “a majority of the votes cast” means that the number of shares voted “for” a nominee for election to the Board exceeds the votes cast “against” such nominee and shall not include abstentions. In the event of a contested election, in accordance with our bylaws, directors are elected by a plurality of the votes cast.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors were nominated because we believe each is of high ethical character, highly accomplished in his or her field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with our image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board operates in an effective, collegial and responsive manner. Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

Robert A. E. Franklin Executive Chairman AGE: 34 DIRECTOR SINCE: 2023

BACKGROUND:

Robert A. E. Franklin has served as one of our directors since May 2023 and Co-Chairman since July 2024 (including as Executive Chairman since August 2025). Mr. Franklin currently serves on the Board of Sweet Oak Parent, LLC, a diversified platform for consumable products, including Royal Oak Enterprises, LLC and Whole Earth Brands, Inc. He also currently serves as Chairman of Triton Long-Term Investments LLC and was a director of Double Diamond Distillery LLC from June 2017 to December 2021. Mr. Franklin has been actively involved in prior acquisition vehicles, including Nomad Holdings Limited (the vehicle that became Nomad Foods Limited) and J2 Acquisition Limited (the vehicle that became APi Group Corporation). Prior to joining Mariposa Capital, LLC as a partner in November 2016, Mr. Franklin previously served as an investment associate at TOMS Capital, a New York-based family office, from September 2014 to September 2016 and an investment banking analyst at Barclays Capital, focusing on technology, media and telecommunications from June 2013 to August 2014. Mr. Franklin is the son of the Co-Chairman of the Board, Sir Martin E. Franklin.

Skills & Qualifications:

We believe Mr. Franklin’s qualifications to serve on our Board of Directors include his investment experience and his prior board experience.

Sir Martin E. Franklin Co-Chairman AGE: 61 DIRECTOR SINCE: 2022

BACKGROUND:

Sir Martin is one of our co-founders and has served as a director since our inception in December 2022 and Co-Chairman since July 2024. Sir Martin is the founder and CEO of Mariposa Capital, LLC, a Miami-based private investment office focused on long-term value creation across various industries, and Chairman and controlling shareholder of Sweet Oak Parent, LLC, a diversified platform for consumable products, including Royal Oak Enterprises, LLC and Whole Earth Brands, Inc. Sir Martin is also the Co-founder and Co-Chairman of Nomad Foods Limited, the Founder, the co-Chairman of APi Group Corporation and former Executive Chairman of Element Solutions Inc.. He previously served as a director of Restaurant Brands International, Inc. from 2014 to 2019. Sir Martin was the co-founder and Chairman of Jarden Corporation (“Jarden”) from 2001 until April 2016 when Jarden merged with Newell Brands Inc (“Newell”) serving also as its CEO from 2001 to 2011 and its Executive Chairman from 2011 to 2016. Prior to co-founding Jarden in 2001, Sir Martin served as the Chairman and/or Chief Executive Officer of three public companies between 1992 to 2000: Benson Eyecare Corporation, Lumen Technologies, Inc., and Bollé Inc. Sir Martin is the father of the Executive Chairman of the Board, Robert A.E. Franklin.

Skills & Qualifications:

We believe Sir Martin’s qualifications to serve on our Board of Directors include his leadership, extensive experience as a member of other corporate boards and his knowledge of public companies.

Antoinette C. Bush Independent Director AGE: 69 DIRECTOR SINCE: 2024 COMMITTEES: Compensation, Nominating and Corporate Governance

BACKGROUND:

Antoinette C. Bush has served as one of our directors since July 2024. Ms. Bush served as a Senior Advisor to News Corp from 2022 to 2023 and, from 2013 to 2022, Ms. Bush served as the Executive Vice President and Global Head of Government Affairs for News Corp. Prior to joining News Corp, Ms. Bush was a partner at Skadden, Arps, Slate, Meagher, & Flom LLP heading the firm’s Communications Law Practice Group. Ms. Bush’s experience includes serving as Executive Vice President of Northpoint Technology Ltd, where she led legal and regulatory strategy, and as Senior Counsel to the Communications Subcommittee of the U.S. Senate Committee on Commerce, Science, and Transportation. In the non-profit arena, Ms. Bush serves on a number of boards, including as the current chair of the board of directors of The HistoryMakers, a Regent for the Smithsonian Institution and the Board of Children’s National Hospital. Ms. Bush also serves on the board of directors of Ares Management Corporation and Ubicquia, Inc. Previous board service includes Radius Global Infrastructure, Inc. (f/k/a Digital Landscape Group, Inc.) and CNA Financial.

Skills & Qualifications:

We believe Ms. Bush’s qualifications to serve on our Board of Directors include her board experience and her legal experience.

Rory Cullinan Independent Director AGE: 66 DIRECTOR SINCE: 2023 COMMITTEES: Audit (chair)

BACKGROUND:

Rory Cullinan has served as one of our directors since May 2023 and Lead Independent Director since July 2024. Mr. Cullinan currently serves on the board of directors of Cervecera CCU Chile Limitada and Embotelladoras Chilenas Unidas S.A. and on the advisory board of Delancey Real Estate Asset Management Limited, to which he was appointed in 2007. From September 2017 to October 2019, Mr. Cullinan also served on the board of J2 Acquisition Limited (the vehicle that became APi Group Corporation). From August 2009 until March 2015, Mr. Cullinan was an executive officer of various companies within the Royal Bank of Scotland Group, during which time he was Chief Executive Officer of both the Non-Core Division and Asset Protection Scheme and the Capital Resolution Group, and subsequently Executive Chairman of the Corporate and Institutional Banking (“CIB”) and Capital Resolution Group. Whilst Executive Chairman of the CIB and Capital Resolution Group, Mr. Cullinan led the $3 billion IPO of Citizens Financial Group, Inc. From August 2007 until 2009, Mr. Cullinan was a board member of the Renaissance Group, during which the Renaissance Group established the then largest private equity fund in Russia for $600 million. Mr. Cullinan has previously served as an executive director of the Royal Bank of Scotland Group plc from 2001 until 2005. He was the Head of Financial Services at Permira Advisors LLC from 2005 until 2006.

Skills & Qualifications:

We believe Mr. Cullinan’s qualifications to serve on our Board of Directors include his executive and board experience.

Elizabeth Meloy Hepding Independent Director AGE: 48 DIRECTOR SINCE: 2024 COMMITTEES: Audit, Nominating and Corporate Governance

BACKGROUND:

Elizabeth Meloy Hepding has served as one of our directors since July 2024 and has served as the senior vice president of strategy and corporate development at Ingersoll Rand Inc. (NYSE: IR) since July 2021. Prior to that, Ms. Hepding served as vice president, corporate development at PurposeBuilt Brands, Inc. from September 2019 to July 2021. Prior to joining PurposeBuilt Brands, Ms. Hepding was senior vice president, strategy and corporate development at Essendant Inc. from August 2016 until April 2019 and served in various senior roles at Essendant Inc. from April 2013. Ms. Hepding began her career in investment banking, spending more than a decade in the industry, primarily at UBS Investment Bank where she held roles of increasing responsibility.

Skills & Qualifications:

We believe Ms. Hepding’s qualifications to serve on our Board of Directors include her finance background and experience in corporate strategy.

Benjamin Heraud Chief Executive Officer and Director AGE: 44 DIRECTOR SINCE: 2025

BACKGROUND:

Benjamin Heraud is our Chief Executive Officer and has served as one of our directors since August 2025. Mr. Heraud previously served as our President and Chief Operating Officer from August 2025 until March 2026. Prior to joining TIC Solutions, Mr. Heraud was Chief Executive Officer of NV5 Global, Inc. (“NV5”) from January 2025 until its acquisition by us in August 2025. From March 2024 until January 2025, Mr. Heraud served as the Co-Chief Executive Officer of NV5, and prior to that he served as Chief Operating Officer for NV5 since May 2017 when he joined NV5 through the acquisition of Energenz. Mr. Heraud co-founded Energenz in Hong Kong in November 2009 and was the Chief Executive Officer from 2013 through to its acquisition by NV5 in 2017.

Skills & Qualifications:

We believe Mr. Heraud’s qualifications to serve on our Board of Directors include his more than 20 years of technical experience in the field of energy management consulting, building systems commissioning, analytics and design oversight

Peter A. Hochfelder Independent Director AGE: 64 DIRECTOR SINCE: 2024 COMMITTEES: Audit Compensation (chair)

BACKGROUND:

Peter A. Hochfelder has served as one of our directors since July 2024. Mr. Hochfelder also currently acts as a private investor in various industries. Mr. Hochfelder was a co-founder and Managing Member of Brahman Management, L.L.C., a New York City based private investment partnership, until his retirement in 2016. Previously, Mr. Hochfelder served on the board of Jarden Corporation, a consumer products company, from 2015 to 2016. Mr. Hochfelder is also involved in and committed to many philanthropic organizations, including serving on the Board of Directors of HELP USA, Brothers for Life and Community-Police Relations Foundation.

Skills & Qualifications:

We believe Mr. Hochfelder’s qualifications to serve on our Board of Directors include his investment and board experience.

James E. Lillie Independent Director AGE: 64 DIRECTOR SINCE: 2024 COMMITTEES: Compensation Nominating and Corporate Governance (chair)

BACKGROUND:

James E. Lillie has served as one of our directors since July 2024. Mr. Lillie has also served as a director of APi Group Corporation since September 2017 and as Co-Chair since October 2019. Previously, he served as Jarden’s Chief Executive Officer from June 2011 until Jarden’s business combination with Newell in 2016. From 2003 to 2011, Mr. Lillie served as Jarden’s Chief Operating Officer and President (from 2004). From 2000 to 2003, Mr. Lillie served as Executive Vice President of Operations at Moore Corporation, Limited. From 1999 to 2000, Mr. Lillie served as Executive Vice President of Operations at Walter Industries, Inc., a Kohlberg, Kravis, Roberts & Company (“KKR”) portfolio company. From 1990 to 1999, Mr. Lillie held a succession of senior level management positions across a variety of disciplines including human resources, manufacturing, finance and operations at World Color, Inc., another KKR portfolio company. Since June 2015, Mr. Lillie has served on the board of directors of Nomad Foods Limited and served on the board of directors of Tiffany & Co. from February 2017 until January 2021.

Skills & Qualifications:

We believe Mr. Lillie’s qualifications to serve on our Board of Directors include his operational experience and board experience.

Talman Pizzey Director AGE: 61 DIRECTOR SINCE: 2024

BACKGROUND:

Talman B. Pizzey has served as one of our directors since July 2024 following the Acuren Acquisition. Mr. Pizzey also served as our President and Chief Executive Officer from July 2024 until March 2026 and Chief Executive Officer of ASP Acuren and its affiliated companies from December 2019 until March 2026. Prior to his tenure as Chief Executive Officer, Mr. Pizzey was the Chief Operating Officer for ASP Acuren’s Canadian businesses since 2005, holding various positions at the company and its predecessors since 2005.

Skills & Qualifications:

We believe Mr. Pizzey’s qualifications to serve on our Board of Directors include his leadership skills and his experience in the safety and compliance industry

Byron Roth Independent Director AGE: 63 DIRECTOR SINCE: 2025

BACKGROUND:

Byron Roth has served as one of our directors since August 2025, following TIC Solutions’ acquisition of NV5 Global, Inc. Byron is the Executive Chairman of Roth Capital Partners, LLC, a full service investment bank, which he has led since 1992. Mr. Roth co-founded three private investment firms: Rx3 Ventures LP, a fund focused on consumer growth investments, RIVI Capital LLC, with investments in the precious metals mining sector, and Aceras Life Sciences LLC, which provides capital to companies for the development of novel medical innovations. He also co-founded two asset management firms: Cortina Asset Management, acquired by Silvercrest Asset Management (NASDAQ: SAMG), and EAM Investors LLC.

Skills & Qualifications:

We believe Mr. Roth’s qualifications to serve on our Board of Directors include his broad industry perspective regarding finance, governance and oversight.

Dickerson Wright Independent Director AGE: 79 DIRECTOR SINCE: 2025

BACKGROUND:

Dickerson Wright has served as one of our directors since August 2025. Mr. Wright was previously the Executive Chairman of the Board of Directors of NV5 from March 2024 until its acquisition by TIC Solutions in August 2025. From January 2015 until March 2024, Mr. Wright served as the Chief Executive Officer and Chairman of the Board of NV5. From NV5’s inception in September 2011 until January 2015, he served as its President.

Skills & Qualifications:

We believe Mr. Wright’s qualifications to serve on our Board of Directors include his more than 45 years of uninterrupted experience in managing and developing engineering companies.

Executive Officers

Set forth below is certain biographical information relating to our current executive officers. Biographical information with respect to Mr. Heraud is set forth above under “PROPOSAL 1 – ELECTION OF DIRECTORS”.

Name	Age	Title
Benjamin Heraud	44	Chief Executive Officer
Kristin Schultes	46	Chief Financial Officer
MaryJo O’Brien	63	Chief Human Resources Officer

Kristin Schultes has served as our Chief Financial Officer since December 2024. Prior to joining TIC Solutions, Ms. Schultes served as the Vice President of Corporate Development at APi Group Corporation, a business services provider of safety and specialty services since January 2021. Prior to that, Ms. Schultes held several key financial and operational leadership positions at Gardner Builders as well as Metropolitan Mechanical Contractors, Inc., a portfolio company of APi Group Corporation, including as President and Chief Financial Officer. Ms. Schultes began her career in public accounting working with Deloitte and Grant Thornton, where she focused on attestation, M&A and Sarbanes-Oxley compliance.

MaryJo O’Brien was appointed as our Chief Human Resources Officer in August 2025 following our acquisition of NV5 (the “NV5 Acquisition”). Prior to August 2025, Ms. O’Brien served as a member of the board of directors of NV5 since June 2018 and served as NV5’s Executive Vice President, Chief Administrative Officer and Secretary from September 2011 until August 2025. Ms. O’Brien previously served as Executive Vice President of Human Resources and Administration of NV5 from January 2010 to September 2011. Ms. O’Brien has more than 35 years of experience in human resources, administration and the engineering and consulting industry. From March 2008 through November 2009, Ms. O’Brien served as the Director of Human Resources for Nova Group Services, Inc. From 2002 to 2008, Ms. O’Brien held various management positions with Bureau Veritas North America. Further, Ms. O’Brien served in similar human resources and administrative capacities for Testing Engineers - San Diego and U.S. Laboratories from 1987 to 2002.

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis provides information regarding our executive compensation philosophy, programs and decisions for 2025 for our named executive officers. For 2025, our named executive officers (“NEOs”) were:

Benjamin Heraud(1)	Chief Executive Officer
Talman Pizzey(1)	Director and Former Chief Executive Officer
Kristin Schultes	Chief Financial Officer
MaryJo O’Brien	Chief Human Resources Officer
Richard Tong(2)	Former General Counsel
Fiona Sutherland(3)	Former General Counsel
Greg Conaway(4)	Former Chief Accounting Officer

(1)    Effective March 31, 2026, Mr. Pizzey retired as CEO and Mr. Heraud succeeded Mr. Pizzey as CEO. Prior to being appointed as CEO, Mr. Heraud served as our President and Chief Operating Officer.

(2)    Mr. Tong was appointed as General Counsel in connection with the closing of our acquisition of NV5 in August 2025. Effective December 31, 2025, Mr. Tong retired from his position as General Counsel.

(3)    Effective August 12, 2025, Ms. Sutherland no longer served as our General Counsel and on September 30, 2025, Ms. Sutherland’s employment with the Company terminated.

(4)    Effective April 11, 2025, Mr. Conaway’s employment with the Company was terminated.

Compensation Philosophy and Objectives

Our Compensation Committee’s guiding principle when reviewing and determining executive compensation is to ensure that the Company’s compensation policies, practices and decisions attract and retain our key employees necessary to support the Company’s growth and success, both operationally and strategically, and to motivate executives to achieve short- and long-term goals with the ultimate objective of creating sustainable improvements in stockholder value by:

•        appropriately rewarding executives for their contributions to our successful performance;

•        providing that a significant portion of each executive’s compensation is “at risk” and tied to overall Company, business unit and individual performance;

•        balancing short- and long-term compensation elements to motivate and reward superior performance without encouraging excessive or unnecessary risk taking; and

•        designing compensation programs that align with the interests of our stockholders.

Compensation Governance Practices

Our executive compensation governance practices are intended to support the needs of the business, drive performance, and ensure management alignment with the short- and long-term interests of our stockholders. Selected key policies embedded in our executive compensation program are set forth below:

•        pay for performance with a substantial majority of pay dependent on performance;

•        use multi-year vesting terms for annual executive officer equity awards;

•        balance short and long-term incentives;

•        engage an independent compensation consultant;

•        benchmark compensation to peer and market data during compensation decision-making process;

•        provide limited excessive perquisites to executives;

•        prohibit liberal share recycling; and

•        prohibit hedging or short sales of the Company’s stock.

Executive Compensation Setting Process

Review of the Compensation Committee

Our Board has adopted a written Compensation Committee Charter that governs the responsibilities of our Compensation Committee. The Compensation Committee is responsible for, among other things:

•        the design, implementation and administration of short- and long-term compensation (including benefits and awards under our 2024 Equity Incentive Plan (the “Equity Incentive Plan”)) for directors and executive officers;

•        reviewing and approving corporate goals and objectives with respect to compensation for the CEO, evaluating the CEO’s performance and recommending to the Board the CEO’s compensation based on such evaluation; and

•        determining compensation for non-CEO Company executive officers.

When making compensation decisions, the Compensation Committee analyzes data relating to our peer group (as identified below in “Peer Group and Market Benchmarking”) and considers the dynamics of operating in the Testing, Inspection, Certification and Compliance (TICC), engineering, and geospatial services industries, the importance of rewarding and retaining talented and experienced executives to continue to guide the Company, the alignment of our executive compensation program with stockholders’ interests and Company’s past-year performance and growth. In reviewing and determining executive compensation, the Compensation Committee also considers: compensation levels at peer group companies derived from compensation surveys provided by outside consultants; the achievement of specific pre-established financial goals; a subjective determination of the executives’ past performance and expected future contributions to the Company; and past equity awards granted to such executives. In connection with the 2025 executive compensation program design, the Compensation Committee received analyses, guidance and recommendations, including information on executive compensation market trends and practices of peer group companies, provided by Mercer and Aon. Mercer and Aon do not perform any other services for the Company other than consulting services provided to the Compensation Committee. The Compensation Committee has reviewed the independence of each of Mercer and Aon in light of SEC rules and NYSE requirements regarding compensation consultants and has concluded that the work for the Compensation Committee during 2025 did not raise any conflicts of interest.

Peer Group and Market Benchmarking

In connection with developing an executive compensation program for 2025, the Compensation Committee identified a representative peer group in the same or similar industries that the Compensation Committee believes is representative of the labor market from which we recruit talent. Factors used to select the peer group included industry, revenues, profitability, market capitalization, and a qualitative review of potential companies’ business fundamentals to ensure alignment with our Company. Several companies were identified whose business models more closely align with the Company, but which have a larger revenue base. The approach taken by the Compensation Committee in selecting the primary peer group excluded these larger companies from the market data review but included them as “reference peers” for the purpose of providing qualitative data about program design for the Compensation Committee’s reference.

The primary peer group is composed of the following companies:

• DXP Enterprises	• NV5 Global*
• Expro Group Holdings N.V.	• Matrix Service Company
• Helix Energy Solutions Group	• Oil States International
• Enpro	• Forum Energy Technologies
• Archrock	• DMC Global
• ESCO Technologies	• Onion Group Holdings
• Columbus McKinnon	• Mistras Group
• Team	• Enerpac Tool Group

*     Prior to the NV5 Acquisition.

The reference peer group is composed of the following companies: Oceaneering International, MYR Group, APi Group Corporation, and Jacobs Solutions. From time to time, the Compensation Committee will use other peer groups to evaluate and determine executive compensation.

The Compensation Committee expects to continue to utilize outside compensation and benefits consultants from time to time to assist the Compensation Committee in designing executive pay, compensation design and other related matters. The information from any outside consultant regarding pay practices at peer companies will be used by the Compensation Committee as a resource in its deliberations regarding executive compensation and will be useful in determining the marketplace competitiveness as well as reasonableness and appropriateness of our executive compensation programs.

Role of Executives in Establishing Compensation

Our CEO provides input on individual performance and competitive pay positioning of our executive management team, including our NEOs. Our CEO then makes recommendations to the Compensation Committee regarding the target compensation, job leveling and grading for such executive officers.

Components of the Executive Compensation Program

Our Board approved executive employment agreements for Mr. Pizzey and Ms. Schultes and, on March 31, 2026, for Mr. Heraud (collectively, the “Employment Agreements”) which provide for a base salary, annual cash incentive award, annual time- and performance-based equity incentive awards (each, an “LTI Award”) and participation in our employee benefits plans. Ms. O’Brien has an employment agreement with NV5 Holdings, LLC, a subsidiary of the Company. Messrs. Tong and Conaway and Ms. Sutherland did not have employment agreements with the Company.

The Company’s 2025 executive compensation program contained three primary components: Base Salary; Annual Short-Term Incentive Compensation, and Long-Term Incentive Compensation. The Compensation Committee believes that a combination of these components provides the NEOs with a competitive executive compensation package that serves to motivate and retain the executive while promoting the Company’s pay-for-performance philosophy.

In the first quarter of 2025, the Compensation Committee approved, and the Company implemented, a 2025 executive compensation program. The 2025 executive compensation program was intended to attract and retain a high caliber of executive talent, align incentives with stockholder’s interests, and support the Company’s pay-for-performance philosophy. From time to time, the Compensation Committee also approves discretionary awards to executives in connection with their initial employment or for extraordinary performance, a significant contribution to the Company’s strategic objectives or other retention or business purposes.

The following table summarizes the primary components of the 2025 executive compensation program:

Component	Fixed or Variable	Component Goal(s)	Key Features and Considerations
Base Salary	Fixed short-term cash	Attract and retain key talent	Peer group and market-based data; role; performance; pay equity; compensation history and executive potential
Annual Cash Incentive Award	Variable short-term cash and equity	Attract and retain key talent Motivate and reward achievement of annual financial Company performance targets

Award amounts are established as a percentage of base salary based on role and responsibilities and retention objectives

Awards generally determined and paid based on achievement of Company financial performance goals after conclusion of year

Annual Long Term Incentive Awards	Variable long-term equity	Attract and retain key talent Motivate and reward achievement of Company financial performance targets supporting long-term strategic plan

Award amounts based on role and responsibility; pay equity; past performance/executive potential; and retention objectives/risks

Awards are a blend of time-based and performance-based equity, with heavy reliance on long-term performance awards to balance retention and long-term performance goals

Benefits and other Perquisites	Not applicable	Attract and retain key talent with appropriate health and welfare benefits	Participation in health, welfare and retirement benefit plans, generally on the same terms as all other full-time employees Limited additional benefits consistent with the competitive marketplace

Base Salary

The Compensation Committee believes a competitive base salary, in combination with health, welfare and retirement benefits, serves to attract and retain high-quality executives needed to lead our complex business.

At the beginning of each fiscal year, the Compensation Committee reviews our chief executive officer’s salary recommendations for each NEO (other than himself) and then sets base salary levels for such year based on a number of factors, including compensation market data, the position’s complexity and level of responsibility, the position’s importance in relation to other executive positions, and the assessment of the executive’s performance and other circumstances, including, for example, experience in that position. In addition, the Compensation Committee takes into consideration evaluations of each individual NEO, market changes and the economic and business conditions affecting the Company at the time of the evaluation and the resulting target total cash compensation as compared to market data.

In March 2025, the Compensation Committee evaluated the base salaries of its executive officers based on peer group compensation data provided by Mercer. Mr. Pizzey’s base salary was set at $691,256 in July 2024 in connection with the Acuren Acquisition and no further changes were subsequently made. Ms. Schultes joined the Company in December 2024 and received an increase in her base salary in December 2025 from $450,000 to $550,000 based on new market data from Aon and broadened responsibilities. Ms. Sutherland’s base salary was increased from $222,577 to $300,000 in March 2025. Mr. Conaway joined the Company in November 2024 and did not receive an increase in his base salary in 2025.

In August 2025, the Company completed its acquisition of NV5 Global, Inc. and appointed (i) Mr. Heraud as President and Chief Operating Officer of the Company, (ii) Mr. Tong as General Counsel of the Company, and (iii) Ms. O’Brien as Chief Human Resources Officer of the Company. In connection with such appointments, the Compensation Committee approved a base salary of $550,000 for Mr. Heraud, while Mr. Tong and Ms. O’Brien maintained their pre-NV5 Acquisition base salaries.

Annual Cash Incentive Compensation

2025 Annual Cash Incentive for Messrs. Pizzey and Conaway and Mses. Schultes and Sutherland Opportunity.

In 2025, Company executives had an opportunity to earn cash incentive compensation based on the achievement of annual performance goals that were based, in large part, on the annual budget process and approved by the Compensation Committee. The Compensation Committee annually reviews the appropriateness of the performance metrics, their correlation to the Company’s overall growth strategy and the impact of such performance metrics on long-term stockholder value, and, when it deems appropriate makes changes to the metrics. For 2025, Messrs. Pizzey and Conaway and Mses. Schultes and Sutherland were eligible for an annual cash incentive opportunity as outlined below.

Named Executive Officer	Target Annual Incentive as a Percentage of Salary
Talman Pizzey	100%
Kristin Schultes	100%
Fiona Sutherland(1)	50%
Greg Conaway(2)	40%

(1)    Ms. Sutherland’s employment with the Company terminated on September 30, 2025 and, as such, she did not receive annual cash incentive compensation for 2025.

(2)    Mr. Conaway’s employment with the Company terminated on April 11, 2025, and as such, he did not receive annual cash incentive compensation for 2025.

Performance Metric, Target and Payout. Payouts under the annual cash incentive portion of the executive compensation plan can range from 0% to 200% of target, with a threshold payout of 50% of target and a maximum payout of 200% of target based on achievement against the performance targets. If the performance target was achieved between the threshold level and target or between the target and maximum level, the amount of the annual cash incentive payment with respect to that performance goal is calculated on a linear basis from the threshold level or target level, as applicable.

For 2025, the Compensation Committee determined that the annual cash incentive compensation paid to our NEOs would be based on performance against the consolidated Adjusted EBITDA of $186 million for which the executive would receive 100% of his or her target bonus. In the event 90% of the Adjusted EBITDA target was met, the executive would receive 50% of his or her target bonus and in the event the target was exceeded by 10% or more, the executive would receive a range of 150% to 200% of his or her target bonus. In March 2026, the compensation committee determined that the threshold amount was not met. Adjusted EBITDA is calculated based on earnings before interest, taxes, depreciation and amortization and excludes the impact of certain non-cash and non-recurring items. The Compensation Committee believes that our NEOs can impact Adjusted EBITDA and that it is one of the most important performance metrics used by investors, stockholders and creditors as an indicator of the performance of the Company’s business.

In early 2026, the Compensation Committee evaluated the Company’s 2025 performance and determined that our 2025 consolidated Adjusted EBITDA was below the threshold and, as such, Mr. Pizzey and Ms. Schultes would not receive a payout under the 2025 annual incentive program. Notwithstanding the foregoing, the Compensation Committee, recognizing Ms. Schultes’ individual performance and contributions and the need to retain and incentivize Ms. Schultes, approved a one-time grant of 44,408 time-based restricted stock units that vest on September 16, 2027. Mr. Pizzey retired effective March 31, 2026, and did not receive a similar one-time grant.

2025 Annual Incentive for Messrs. Heraud and Tong and Ms. O’Brien

Prior to the NV5 Acquisition, the compensation committee for NV5 eliminated annual cash bonuses for executive officers beginning in 2015 in favor of all incentive compensation being granted in the form of annual equity incentive awards of time-based restricted stock. As such, Mr. Heraud and Ms. O’Brien received 49,301 and 20,045 restricted stock units, respectively, based on NV5’s 2025 performance. Messrs. Heraud and Tong and Ms. O’Brien did not receive an annual cash incentive bonus for 2025. Going forward, Mr. Heraud and Ms. O’Brien will participate in our annual cash incentive program.

Annual Long-Term Incentive Awards

Long-term incentive awards granted by the Compensation Committee are intended to align the financial interests of our executives with those of the stockholders of the Company. We believe that stockholders’ interests are best served by balancing the focus of executives’ decisions between short- and long-term measures. We also believe that providing our executives with opportunities to acquire significant stakes in the Company’s growth incentivizes and rewards executives for sound business decisions and high-performance team environments, while fostering the accomplishment of short- and long-term strategic objectives and improvement in stockholder value, all of which are essential to our ongoing success. We expect our executive officers and other key management personnel to be and remain stockholders in the Company.

Long-term incentive awards are granted under (i) our 2024 Equity Incentive Plan, or the Plan, which was approved by our Board effective as of July 30, 2024 in connection with the closing of the Acuren Acquisition, or (ii) such other long-term incentive plans, programs and arrangements that are or may be established and modified from time to time by the Compensation Committee. Our NEOs are eligible to participate in the Plan and any other long-term incentive plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee, in its sole discretion.

The 2025 executive compensation program adopted by the Compensation Committee includes the grant of long-term incentive awards under the Plan. The Compensation Committee believes that the structure of long-term incentive awards should correlate the value of any such award to the achievement by the Company of long-term and strategic objectives. As such, the Compensation Committee expects that a significant percentage of the amount of long-term incentive awards will be subject to the achievement of Company performance goals. Time-based awards are awarded as part of a balanced approach to encourage retention and ensure that the Company’s compensation programs do not encourage excessive risk-taking.

Opportunity and Design. The Compensation Committee annually determines the value of each executive NEO’s long-term incentive award based on each officer’s role, responsibilities, performance and potential, market data and retention objectives.

Pursuant to our executive compensation program, in April 2025, the Compensation Committee approved the grant of a mix of performance-based and time-based restricted stock units to the then named executive officers. The time-based restricted stock units represented 1/3 of the total target award amount and vest on the third anniversary of the grant date. The performance-based restricted stock units represented 2/3 of the total target award amount (assuming performance and vesting at target levels) and vest at threshold or target levels of 50% or 100%, respectively, if the applicable performance goal is met at the corresponding threshold or target level.

In April 2025, the Compensation Committee approved the following target long-term incentive awards for our NEOs:

Named Executive Officer	2025 Time-Based Restricted Stock Units (#)	2025 Performance-Based Restricted Stock Units (#)	2025 Total Long-Term Incentive Award ($)
Talman Pizzey	73,333	146,667	$2,021,800
Kristin Schultes	30,000	60,000	$827,100
Fiona Sutherland	20,000	40,000	$551,400

Effective September 30, 2025, Ms. Sutherland forfeited the above time-based and performance-based restricted stock units in connection with the termination of her employment with the Company. In addition, in connection with Mr. Pizzey’s retirement, effective March 31, 2026, (i) 73,333 time-based restricted stock units were accelerated and immediately vested, (ii) 73,333 of the performance-based restricted stock units remain outstanding and will continue to vest subject to the Company’s achievement of its 2026 adjusted EBITDA target and (iii) the remaining 73,334 performance-based restricted stock units were forfeited. In early 2026, the Compensation Committee approved an adjustment to increase the Adjusted EBITDA target for Ms. Schultes’ 2025 performance-based restricted stock units to account for the NV5 Acquisition. Mr. Conaway’s employment with the Company terminated prior to the Compensation Committee’s approval of the annual target long-term incentive awards.

Performance Metric. For the 2025 long-term incentive award, the performance metric is a three-year cumulative adjusted EBITDA goal and the achievement of the goal will be determined by the Compensation Committee following the three-year performance period of January 1, 2025 through December 31, 2027.

On August 4, 2025, in connection with his appointment to President and Chief Operating Officer of the Company, the Compensation Committee approved a grant of 35,715 time-based restricted stock units and 35,714 performance-based restricted stock units to Mr. Heraud. The time-based restricted stock units vest on September 30, 2028 and the performance-based stock units, to the extent earned, vest on September 30, 2026 based on NV5’s achievement of its full year 2025 adjusted EBITDA target. The performance criteria for Mr. Heraud’s performance-based restricted stock units was not met.

Mr. Tong and Ms. O’Brien did not receive an equity grant during 2025.

Transaction Bonus

In August 2025, the Compensation Committee approved a one-time transaction bonus of 60,000 performance-based restricted stock units to Ms. Schultes in connection with the closing of the NV5 Acquisition. The performance-based restricted stock units vest on September 30, 2026 between 0% to 100% based on the achievement of the Company’s annualized savings target.

Benefits and Other Perquisites

We provide employees, including the NEOs, with a range of employee benefits including life and health insurance, disability benefits and retirement benefits (as described below), that are designed to assist in attracting and retaining skilled employees critical to our long-term success, providing basic financial stability, and to be competitive with market practice.

Most of our employees, prior to the NV5 acquisition, including certain of our NEOs, are eligible to participate in the Company’s 401(k) Plan (the “Acuren 401(k) Plan”). Pursuant to the Acuren 401(k) Plan, employees may elect to contribute a portion of their current compensation to the Acuren 401(k) Plan, in an amount up to the statutorily prescribed annual limit. The Acuren 401(k) Plan provides the option for the Company to make matching contributions.

Company matching contributions allocated to certain NEOs under the Acuren 401(k) Plan, and amounts paid by the Company for the car allowance for NEOs and for certain relocation expense reimbursements are shown in the “All Other Compensation” column in the Summary Compensation Table in the “Executive Compensation” section.

Benefits and Other Perquisites with respect to Messrs. Heraud and Tong and Ms. O’Brien

For 2025, Messrs. Heraud and Tong and Ms. O’Brien were entitled to participate in the NV5 401(k) plan that allows employees to accumulate assets to fund their retirement benefits. The NV5 401(k) plan allows us to maintain a competitive retirement package. The NV5 401(k) plan is available to all employees who have completed at least 30 days of service. For 2025, the matching contributions to the NV5 401(k) Plan were discretionary based on the profitability of NV5. Historically, the Company has primarily issued restricted stock awards in lieu of discretionary contributions to the NV5 401(k) Plan. The amounts of these NV5 401(k) related restricted stock awards for Messrs. Heraud and Tong and Ms. O’Brien under the NV5 401(k) Plan are included in the “All Other Compensation” column of the Summary Compensation Table. It is anticipated that the NV5 401(k) plan will be merged with and into the Acuren 401(k) plan in 2027.

Employee Stock Purchase Plan

Most of our domestic and Canadian employees, including our NEOs, are eligible to participate in the Company’s Employee Stock Purchase Plan (the “ESPP”). Sales of shares of our common stock under the ESPP are generally made pursuant to offerings that are intended to satisfy the requirements of Section 423 of the Internal Revenue Code. The ESPP permits employees of the Company, including our NEOs, to purchase common stock at a discount equal to 85% of the lesser of (i) the market value of our common stock on the first day of the offering period, or (ii) the market value of our common stock on the purchase date, whichever is lower. Participants are subject to eligibility requirements and may not purchase more than 500 shares of common stock in any offering period or more than $10,000 of common stock in a year under the ESPP.

Other Compensation-Related Practices and Policies

Severance

The Employment Agreements include certain severance benefits which are described in more detail under the “Potential Payments Upon Termination or Change in Control” section below.

Clawback Policy

Our Executive Officer Clawback Policy applies to excess incentive-based compensation received by any officers subject to Section 16 of the Exchange Act (“covered officers”) in the event of a required accounting restatement. The policy is intended to comply with the final rules regarding recovery of erroneously awarded compensation as promulgated by the SEC and the NYSE. Subject to limited exceptions, the policy provides that the Company will recover the incentive-based compensation received by each covered officer during the prior three fiscal years that exceeds the amount that the covered officers otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.

Policies and Practices Relating to the Timing of Equity Awards

We generally grant annual equity-based awards during the first quarter of our fiscal year, although such timing may change from year to year. The Compensation Committee may, in its sole discretion, also consider and approve interim or mid-year grants (or grants made on another basis) from time to time based on business needs, changing compensation practices, or other factors. The Compensation Committee does not grant equity in anticipation of the release of material non-public information for the purpose of affecting the value of executive compensation.

Executive Compensation

Summary Compensation Table for Fiscal 2025

The following table summarizes the compensation for our NEOs for the fiscal years ended December 31, 2025, 2024 and 2023:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Talman Pizzey(4)(5)	2025	$708,697	$—	$2,021,800	$—	$11,185	$2,741,682
Former Chief Executive Officer	2024	$599,100	$—	$2,200,000	$369,734	$10,435	$3,179,269
	2023	$533,611	$—	$—	$647,499	$8,890	$1,190,000
Kristin Schultes(6)	2025	$453,846	$—	$1,441,500	$—	$499,525	$2,394,871
Chief Financial Officer	2024	$243,188	$—	$600,000	$58,896	$1,132	$903,216
Benjamin Heraud(5)	2025	$232,692	$—	$750,005	$—	$3,552	$986,249
Chief Executive Officer
MaryJo O’Brien	2025	$139,615	$—	$—	$—	$1,099	$140,714
Chief Human Resources Officer
Richard Tong(7)	2025	$181,923	$300,000	$—	$—	$435,884	$917,807
Former General Counsel
Fiona Sutherland(8)	2025	$254,914	$72,540	$551,400	$—	$570,204	$1,449,058
Former General Counsel	2024	$274,038	$—	$600,000	$72,246	$7,352	$953,636
	2023	$211,538	$—	$937,464	$105,821	$9,621	$1,264,444
Greg Conaway(9)	2025	$129,101	$—	$—	$—	$172,719	$301,820
Former Chief Accounting Officer

(1)    The amount reported represents the aggregate grant date fair value of the restricted stock units granted to our NEOs calculated in accordance with FASB ASC Topic 718, Share-based Compensation, as discussed in “Note 17 – Share-Based Compensation” of the notes to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. This amount does not reflect the actual value that will be recognized by the recipient upon the vesting of the restricted stock units or the sale of the underlying shares.

(2)    Amounts reported in this column represent amounts paid under our annual cash incentive compensation program as described in the “Compensation Discussion and Analysis”.

(3)    Amounts reported in this column represent, in each case, the following payments to, or on behalf of, the NEOs: health expenses, 401(k) matches, and, in the case of Mr. Pizzey, a car allowance. For Messrs. Tong and Conaway and Ms. Sutherland, amounts reported in this column include $430,000, $168,000, and $557,562, respectively, in severance payments. None of the other items reported in this column individually exceeded $10,000.

(4)    Mr. Pizzey and Ms. Sutherland were paid in CAD. The table has been converted to USD at a 0.73 rate for the year ended December 31, 2025, a 0.69 rate for the year ended December 31, 2024 and a 0.76 rate for the year ended December 31, 2023.

(5)    Effective March 31, 2026, Mr. Pizzey retired from his position as Chief Executive Officer and Mr. Heraud succeeded Mr. Pizzey as Chief Executive Officer.

(6)    Effective December 11, 2025, Ms. Schultes’ base salary was increased from $450,000 to $550,000.

(7)    Effective December 31, 2025, Mr. Tong retired from his position as General Counsel.

(8)    Effective August 12, 2025, in connection with our integration of NV5, we appointed Mr. Tong as our General Counsel. Ms. Sutherland remained employed by us until September 30, 2025, to assist with transition matters.

(9)    Effective April 11, 2025, Mr. Conaway’s employment with the Company was terminated.

Grants of Plan-Based Awards During 2025

The table below provides information regarding equity and incentive awards granted to our NEOs during fiscal 2025.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Award Type	Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All other stock awards: Number of shares of stock or units (#)(3)	Grant date fair value of stock awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)
Talman Pizzey	4/11/2025	332,500	665,000	1,330,000	PSU	73,333	146,667	—	1,347,870
	4/11/2025	—	—	—	RSU		73,333	673,930
Kristin Schultes	4/11/2025	225,000	450,000	900,000	PSU	30,000	60,000	—	551,400
	4/11/2025	—	—	—	RSU	—	—	30,000	275,700
	8/21/2025	—	—	—	PSU(5)	30,000	60,000	—	614,400
Benjamin Heraud(6)	8/4/2025	—	—	—	PSU	17,857	35,714	—	374,997
	8/4/2025	—	—	—	RSU	—	—	35,715	375,008
MaryJo O’Brien(7)	—	—	—	—	—	—	—	—	—
Richard Tong(7)	—	—	—	—	—	—	—	—	—
Fiona Sutherland	4/11/2025	75,000	150,000	300,000	PSU	20,000	40,000	—	367,600
	4/11/2025	—	—	—	RSU	—	—	20,000	183,800
Greg Conaway(8)	—	—	—	—	—	—	—	—	—

(1)    The amounts in these columns reflect potential payments of annual cash incentive compensation based on 2025 performance. The 2025 annual cash incentive payments were made in March 2026. The actual amounts paid under our annual cash incentive compensation program are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)    This column represents the number of PSUs granted in 2025 to the NEOs. The threshold and target amounts reflect the maximum number of shares that may be earned assuming that 50% and 100% of the applicable performance target is achieved. See footnote 3 to the Summary Compensation Table and page 22 of the CD&A for additional information.

(3)    This amount represents the number of RSUs granted in 2025 to the NEOs. The RSUs vest on the third anniversary of the grant date.

(4)    Each amount reported in this column represents the grant date fair value of the applicable award which was determined pursuant to FASB ASC Topic 718. The actual amounts that will be received by our NEOs with respect to these performance-based awards will be determined at the end of the performance period based upon our actual stock price performance, which may differ from the performance that was deemed probable at the date of the grant.

(5)    On August 21, 2025, Ms. Schultes received a retention stock award.

(6)    Mr. Heraud’s employment with the Company began in August 2025 following the NV5 Acquisition and as such, he did not receive an award under the Company’s non-equity incentive plan.

(7)    Ms. O’Brien’s and Mr. Tong’s employment with the Company began in August 2025 following the NV5 Acquisition and, as such, they did not receive an equity or non-equity award for the fiscal year ended December 31, 2025.

(8)    Mr. Conaway’s employment with the Company terminated on April 11, 2025, and as such, he did not receive an award under the Company’s equity and non-equity incentive plans.

Employment Arrangements

Mr. Pizzey

On September 19, 2024, we entered into an employment agreement with Mr. Pizzey, pursuant to which he is entitled to (i) an annual base salary of CAD $947,810, (ii) an annual cash incentive with a target opportunity equal to 100% of his annual base salary, (iii) an annual long-term equity incentive award having a grant date value of not less than $2.2 million and (iv) participate in our employee benefits plans.

Ms. Schultes

On November 20, 2024, we entered into an employment agreement with Ms. Schultes to serve as Chief Financial Officer, pursuant to which she is entitled to (i) an annual base salary of $450,000, (ii) an annual cash incentive opportunity equal to 100% of her annual base salary, (iii) an annual long-term equity incentive award having a grant date value of not less than $900,000 and (iv) participate in our employee benefits plans. In addition, under the terms of the agreement, Ms. Schultes received (i) a relocation allowance equal to $275,000 in January 2025 and (ii) reimbursements of temporary housing costs through August 2025.

Ms. Schultes base salary was increased in December 2025 from $450,000 to $550,000. In March 2026, the Compensation Committee further increased Ms. Schultes base salary from $550,000 to $600,000.

Mr. Heraud

Effective August 4, 2025, Mr. Heraud was entitled to receive (i) a base salary of $550,000, (ii) a $6,000 per annum car allowance, and (iii) a grant of restricted stock units with a value of $750,000 (50% time-based and 50% performance-based).

On March 31, 2026, we entered into an employment agreement with Mr. Heraud to serve as Chief Executive Officer, pursuant to which he was entitled to (i) an annual base salary of $700,000, (ii) an annual cash incentive with a target opportunity equal to 100% of his annual base salary, (iii) an annual long-term equity incentive award equal to at least 250% of his then current base salary and (iv) participate in our employee benefits plans.

Ms. O’Brien

Ms. O’Brien has an employment agreement with NV5 Holdings, LLC, a subsidiary of the Company. Pursuant to her employment agreement, Ms. O’Brien is entitled to (i) an initial base salary of $120,000 (which has subsequently been increased, and for 2025 was $330,000), (ii) up to a 50% performance bonus based on criteria established by the Compensation Committee and (iii) participate in our employee benefits plans. In March 2026, the Compensation Committee increased Ms. O’Brien’s base salary to $375,000.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unvested time-based and performance-based restricted stock for each NEO outstanding as of the end of the fiscal year ended December 31, 2025. Each restricted stock grant is shown separately for each NEO.

Name	Grant Date	Award Type	Stock Awards
			Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Talman Pizzey	7/30/2024	RSU(2)	73,333	741,397	—	—
	7/30/2024	PSU(3)	—	—	55,000	556,050
	4/11/2025	RSU(4)	73,333	741,397	—	—
	4/11/2025	PSU(5)	—	—	73,334	741,407
Kristin Schultes	12/3/2024	RSU(2)	20,000	202,200	—	—
	12/3/2024	PSU(3)	—	—	15,000	151,650
	4/11/2025	RSU(4)	30,000	303,300	—	—
	4/11/2025	PSU(5)	—	—	30,000	303,300
	8/21/2025	PSU(6)	—	—	30,000	303,300
Benjamin Heraud	8/4/2025	RSU(4)	35,715	361,079	—	—
	8/4/2025	PSU(7)	—	—	17,857	180,534
MaryJo O’Brien(8)	—	—	—	—	—	—
Richard Tong(8)	—	—	—	—	—	—
Fiona Sutherland(9)	—	—	—	—	—	—
Greg Conaway(10)	—	—	—	—	—	—

(1)    For our performance-based restricted stock units, the number of units and the market value is reflected at threshold. The market value of the time-based restricted stock units and the performance-based restricted stock units is calculated by multiplying the closing price of our common stock on December 31, 2025 ($10.11) by the number of units.

(2)    These restricted stock units vest 33 1/3% on the first through third anniversaries of the grant date.

(3)    Subject to the volume weighted average price (“VWAP”) of the Issuer’s Common Stock reaching a specified price over a ten (10) consecutive trading day period at any time during the period commencing on February 18, 2025 and ending on the fifth anniversary of the grant date (the “VWAP Achievement Period”), these performance based restricted stock units shall vest on the later of (x) the first anniversary of the grant date and (y) the calendar day following the last day of the VWAP Achievement Period.

(4)    These restricted stock units vest on the third anniversary of the grant date.

(5)    These performance restricted stock units have a three-year performance period and to the extent earned will vest on the third anniversary of the grant date. The number of shares of Common Stock that will be earned is subject to decrease based on the results of the performance condition.

(6)    These performance based restricted stock units, to the extent earned, will vest on September 30, 2026. The number of shares of Common Stock that will be earned is subject to decrease based on the results of the performance condition.

(7)    These performance restricted stock units vest upon certain financial performance metrics of NV5 and to the extent earned will vest on September 30, 2026. The number of shares of Common Stock that will be earned is subject to decrease based on the results of the performance condition.

(8)    Ms. O’Brien’s and Mr. Tong’s employment with the Company began in August 2025 following the NV5 Acquisition and, as such, they did not receive stock awards for the fiscal year ended December 31, 2025.

(9)    Ms. Sutherland’s employment with the Company terminated on September 30, 2025. As a result, 110,000 restricted stock units that had not vested as of the effective date of her termination were forfeited as per the terms of the award.

(10)  Mr. Conaway’s employment with the Company terminated on April 11, 2025. As a result, 20,000 restricted stock units that had not vested as of the effective date of his termination were forfeited as per the terms of the award.

Stock Vested During 2025

The following table provides information regarding vesting of restricted stock units and the value realized on vesting of restricted stock units on an aggregated basis during the fiscal year ended December 31, 2025 for each of the NEOs.

Name	Stock Awards(1)
	# of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Talman Pizzey	36,667	419,837
Kristin Schultes	10,000	95,300
Benjamin Heraud(2)	—	—
MaryJo O’Brien(2)	—	—
Richard Tong(2)	—	—
Fiona Sutherland	10,000	114,500
Greg Conaway(2)	—	—

(1)    These columns reflect restricted stock units previously awarded to the NEOs that vested during 2025.

(2)    Messrs. Heraud, Tong and Conaway and Ms. O’Brien had no vesting events during 2025.

(3)    Of these amounts, shares were withheld by us to cover tax withholding obligations as follows: Mr. Pizzey, 0 shares; Ms. Schultes, 3,060 shares and Ms. Sutherland, 4,800 shares.

(4)    Calculated based on the closing price of a share of Common Stock on the applicable vesting dates.

Potential Payments Upon Termination or Change in Control

Our Employment Agreements with Mr. Pizzey, Mr. Heraud and Ms. Schultes (each an “Executive,” and collectively the “Executives”) provide for severance payments under certain circumstances. Under these Employment Agreements, the Company may terminate Executive’s employment at any time with or without “cause,” as defined in the Employment Agreements, and Executive may terminate employment at any time for “good reason,” as defined in the applicable Employment Agreements.

If we terminate Mr. Pizzey’s employment without cause or if Mr. Pizzey terminates his employment for good reason, Mr. Pizzey would be entitled to receive (i) an amount equal to two times (x) his annual base salary and (y) his target annual bonus, payable in equal installments over a 12-month period, (ii) his pro-rata annual bonus for the year in which the termination occurs, (iii) any earned and accrued but unpaid base salary up to the date of termination, (iv) any unpaid annual bonus with respect to any completed fiscal year, (v) accrued but unused PTO, (vi) his vested employee benefits and (vii) continued COBRA benefits for 24 months following the date of termination. Mr. Pizzey would not be entitled to any unearned salary, bonus or other benefits if we were to terminate his employment for cause or if Mr. Pizzey were to terminate his employment voluntarily without good reason. Mr. Pizzey’s employment agreement terminated on March 31, 2026 in connection with Mr. Pizzey’s retirement and the Company and Mr. Pizzey entered into a Separation Agreement (the “Pizzey Separation Agreement”). Pursuant to the Pizzey Separation Agreement, (i) all of Mr. Pizzey’s outstanding and unvested time-based restricted stock units accelerated and vested, (ii) 110,000 of Mr. Pizzey’s outstanding and unvested performance-based share units (“PSUs”) awarded on July 30, 2024 will remain outstanding and continue to vest in accordance with their terms, (iii) in consideration of Mr. Pizzey’s services with the Company for the remainder of the 2026 fiscal year, 73,333 of Mr. Pizzey’s 146,667 outstanding and unvested PSUs awarded on April 11, 2025, will remain outstanding and continue to vest in accordance with amended performance criteria for the 2026 fiscal year and (iv) Mr. Pizzey’s remaining PSUs were forfeited.

If we terminate Ms. Schultes’ employment without cause or if Ms. Schultes terminates her employment for good reason, Ms. Schultes would be entitled to receive (i) an amount equal to one times (x) her annual base salary and (y) her target annual bonus, payable in equal installments over a 12-month period, (ii) her pro-rata annual bonus for the year in which the termination occurs, (iii) any earned and accrued but unpaid base salary up to the date of termination, (iv) any unpaid annual bonus with respect to any completed fiscal year, (v) accrued but unused PTO, (vi) her vested employee benefits and (vii) continued COBRA benefits for 12 months following the date of termination. Ms. Schultes would not be entitled to any unearned salary, bonus or other benefits if we were to terminate her employment for cause or if Ms. Schultes were to terminate her employment voluntarily without good reason.

As a result of the NV5 Acquisition, if Mr. Heraud is terminated prior to August 4, 2026, he would be entitled to (i) one year’s base salary, (ii) accrued but unused PTO, and (iii) up to one year continuation of COBRA benefits. In addition, effective March 31, 2026, if we terminate Mr. Heraud’s employment without cause or if Mr. Heraud terminates his employment for good reason, Mr. Heraud would be entitled to receive (i) an amount equal to one times his base salary payable in equal installments over a 12-month period, (ii) his pro-rata annual bonus for the year in which the termination occurs, (iii) any earned and accrued but unpaid base salary up to the date of termination, (iv) any unpaid annual bonus with respect to any completed fiscal year, (v) accrued but unused PTO, (vi) his vested employee benefits and (vii) continued COBRA benefits for 12 months following the date of termination. Mr. Heraud would not be entitled to any unearned salary, bonus or other benefits if we were to terminate his employment for cause or if Mr. Heraud were to terminate his employment voluntarily without good reason.

Ms. O’Brien is not entitled to any severance or related benefits upon termination, including upon a change in control of the Company. However, as a result of the NV5 Acquisition, if Ms. O’Brien is terminated prior to August 4, 2026, she would be entitled to (i) one year’s base salary, (ii) accrued but unused PTO, and (iii) up to one year continuation of COBRA benefits.

Effective August 12, 2025, in connection with our integration of NV5, Ms. Sutherland ceased to be our General Counsel and remained employed by us until September 30, 2025, to assist with transition matters. Pursuant to the Separation Letter dated August 21, 2025, Ms. Sutherland received a lump sum payment of (i) $768,627 and (ii) continuation of health benefits until December 31, 2025, in connection with her separation from the Company.

Effective August 12, 2025, in connection with our integration of NV5, Mr. Tong was appointed as General Counsel and effective December 31, 2025, Mr. Tong retired from his position as General Counsel. Pursuant to the Separation Agreement dated October 24, 2025, Mr. Tong was entitled to receive (i) a $300,000 retention bonus, (ii) a lump sum cash payment of $430,000, and (iii) up to one year continuation of COBRA benefits.

Effective April 11, 2025, Mr. Conaway’s employment with the Company was terminated. In connection with Mr. Conaway’s separation with the Company, Mr. Conaway received a lump sum cash payment of $168,000 and his accrued but unpaid benefits.

The following table shows the estimated benefits payable to each NEO in the event of termination of employment and/or change in control of the Company. The amounts shown assume that a termination of employment or a change in control occurs on December 31, 2025. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

Name	Termination without Cause or for Good Reason Not in Connection with a Change in Control ($)	Termination without Cause or for Good Reason in Connection with a Change in Control ($)(2)
Talman Pizzey(1)
Cash Severance(3)	2,750,165	2,750,165
Pro Rata Bonus(4)	687,541	687,541
Benefits(5)	—	—
Total	3,437,706	3,437,706
Kristin B. Schultes
Cash Severance(6)	910,958	910,958
Pro Rata Bonus(4)	455,479	455,479
Benefits(5)	—	—
Total	1,366,437	1,366,437
Benjamin Heraud(7)
Cash Severance(4)	91,667	641,667
Accrued Performance Bonus	—	374,690
Health Benefits(5)	5,037	5,037
Total	96,704	1,021,394
MaryJo O’Brien(7)
Cash Severance	—	330,000
Accrued Performance Bonus	—	—
Health Benefits(5)	—	19,294
Total	—	349,294

(1)    Mr. Pizzey is paid in CAD. The table has been converted to USD at a 0.73 rate for the year ended December 31, 2025.

(2)    Mr. Pizzey and Ms. Schultes are not entitled to enhanced benefits in connection with a Change in Control.

(3)    This amount reflects, in the event the termination occurs not in connection with a Change in Control, a payment equal to two times the sum of Mr. Pizzey’s (x) base salary for the year in which the termination or resignation occurs and (y) his annual bonus target.

(4)    For Mr. Pizzey and Ms. Schultes, this amount was calculated based on the minimum annual bonus target for 2025 that each would be entitled to, which was equal to 100% of their base salary. For Mr. Heraud, this amount represents the base salary for the remainder of his employment term under his employment agreement with NV5, which as of December 31, 2025 was two months.

(5)    This amount reflects the value of health benefits and other fringe benefit plans and arrangements applicable to the NEOs.

(6)    This amount reflects, in the event the termination occurs not in connection with a Change in Control, a payment equal to one times the sum of Ms. Schultes (x) base salary for the year in which the termination or resignation occurs and (y) her annual bonus target. Effective December 11, 2025, Ms. Schultes’ base salary was increased from $450,000 to $550,000.

(7)    As a result of the NV5 Acquisition, if Mr. Heraud or Ms. O’Brien are terminated within one year of the consummation of the NV5 Acquisition (August 4, 2025), each would be entitled to (i) one year’s base salary, (ii) accrued performance bonus and (iii) continuation of COBRA benefits for up to one year.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in our Amendment to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and this proxy statement.

The Compensation Committee

Peter Hochfelder, Chair

Antoinette C. Bush

James E. Lillie

The information contained above under the caption “Compensation Committee Report” will not be considered to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a filing.

Security Ownership

The following table sets forth certain information regarding (1) all stockholders known by us to be the beneficial owners of more than 5% of our issued and outstanding common stock and (2) each director, each NEO and all directors and executive officers as a group, together with the approximate percentages of issued and outstanding common stock owned by each of them. Percentages are calculated based upon shares issued and outstanding plus shares which the holder has the right to acquire under share options, Warrants or Series A Preferred Stock exercisable for or convertible into common stock within 60 days. Unless otherwise indicated, amounts are as of May 11, 2026 and each of the stockholders has sole voting and investment power with respect to the common stock beneficially owned, subject to community property laws where applicable. As of May 11, 2026, we had 221,042,604 shares of common stock and 1,000,000 Series A Preferred Stock issued and outstanding.

Unless otherwise indicated, the address of each person named in the table below is c/o TIC Solutions, Inc. 200 South Park Road, Suite 350, Hollywood, FL 33021.

Beneficial Owner	Number of Shares Beneficially		Percent of Outstanding Shares
5% Stockholders:
Alyeska Master Fund, L.P.	21,155,826	(1)	9.6	%(2)
Entities managed by Viking Global Investors LP	35,824,562	(3)(4)	16.2%
Permian Investment Partners, LP	21,945,094	(5)	9.9%
P3-EQ, LLC	15,231,090	(6)	6.9%
Gates Capital Management, L.P.	21,850,000	(7)	9.9%
Named Executive Officers and Directors:
Sir Martin E. Franklin	13,215,535	(8)	5.9%
Robert A.E. Franklin	1,117,394	(9)	*
Antoinette C. Bush	10,000		*
Rory Cullinan	72,500	(10)	*
Elizabeth Meloy Hepding	10,000		*
Benjamin Heraud	115,465		*
Peter A. Hochfelder	10,000		*
James E. Lillie	1,816,291	(11)	*
Byron Roth	—		*
Dickerson Wright	8,001,396	(12)	3.6%
Talman Pizzey	502,958		*
Kristin Schultes	6,940		*
Fiona Sutherland	5,200		*
Richard Tong	—		*
MaryJo O’Brien	290,269		*
Greg Conaway	—		*
All Directors and Executive Officers as a Group	25,173,948	(13)	11.4%

*       Represents beneficial ownership of less than one percent (1%) of our outstanding common stock.

(1)    Based on information known to us as of the date of this filing. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (“Alyeska”), has voting and investment control of the shares held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska. The registered address of Alyeska is at c/o Maples Corporate

Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601. This amount consists of (i) 17,530,826 shares of common stock, 10,880,826 of which were issued in a private placement, (ii) 3,125,000 shares of common stock issuable upon the exercise of the pre-funded warrant and (iii) 500,000 shares of common stock issuable upon the exercise of public warrants.

(2)    The pre-funded warrant is subject to a beneficial ownership limitation of 9.99%, which restricts the holder from exercising that portion of the warrant that would result in the holder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(3)    Based on a Schedule 13G filed by Viking Global Investors LP on May 15, 2026. This amount consists of (i) 11,822,106 shares of common stock held directly by Viking Global Opportunities Drawdown (Aggregator) LP (“VGODA”), which has the authority to dispose of and vote such shares, which power may be exercised by its general partner, Viking Global Opportunities Drawdown Portfolio GP LLC (“VGODP GP”), and by Viking Global Investors LP (“VGI”) which provides managerial services to VGODA, and (ii) 24,002,456 shares of common stock held directly by Viking Global Opportunities Illiquid Investments Sub-Master LP (“VGOP”), which has the authority to dispose of and vote such shares, which power may be exercised by its general partner, Viking Global Opportunities Portfolio GP LLC (“VGOP GP”), and VGI, which provides managerial services to VGOP. O. Andreas Halvorsen, and Rose Shabet, as Executive Committee members of (i) Viking Global Partners LLC (the general partner of VGI) and (ii) Viking Global Opportunities Parent GP LLC, the sole member of (a) Viking Global Opportunities Drawdown GP LLC (which is the sole member of VGODP GP) and (b) Viking Global Opportunities GP LLC (which is the sole member of VGOP GP), have shared authority to direct the voting and disposition of investments beneficially owned by VGI, VGODP GP and VGOP GP. The mailing address for each of the above entities is c/o Viking Global Investors LP, 600 Washington Boulevard, 11th floor, Stamford, CT 06901.

(4)    Each of VGODA and VGOP holds a limited liability company interest in Mariposa Acquisition IX, LLC (“Mariposa”), an entity managed by Sir Martin E. Franklin, and, as a result, collectively may be deemed to have a pecuniary interest in approximately 75,000 shares of common stock issuable upon conversion of the Series A Preferred Stock held by Mariposa.

(5)    Based on a Schedule 13G amendment filed on April 7, 2026 by Permian Investment Partners, LP (“Permian”). This amount consists of (i) 4,055,692 shares of common stock held directly by Permian Nautilus Master Fund LP (“Nautilus Fund”), (ii) 6,564,498 shares of common stock held directly by Permian Master Fund LP (“Master Fund”), and (iii) 1,781,981 shares of common stock held directly by Permian Treble Master Fund, LP (“Treble Fund” and together with the Nautilus Fund and the Master Fund, the “Permian Funds”). The Permian Funds and separately managed accounts, some of which are structured as private funds (collectively, the ‘Managed Accounts’), are the record holders of the securities. In regard to the Managed Accounts, Permian, as investment adviser to the Managed Accounts, exercises voting and dispositive power over such securities and may be deemed to be the beneficial owner of the securities. The GP is the general partner of, and may be deemed to beneficially own securities owned by, the Permian Funds. As the investment adviser to the Permian Funds and the Managed Accounts, Permian may be deemed to beneficially own the securities. Permian shares voting and dispositive power over the 21,945,094 shares of common stock with the Permian Funds, Managed Accounts and GP. The mailing address for each of the above entities is c/o Permian Investment Partners LP, 1333 Oak Lawn Ave, Suite 900, Dallas, Texas, 75207.

(6)    Based on a Schedule 13G amendment filed on February 9, 2026 by Progeny 3, Inc. (“Progeny”). P3-EQ, LLC is the beneficial owner of all 15,231,090 shares of common stock. Progeny is the managing member of P3-EQ, LLC and has sole voting and dispositive power over all 15,231,090 shares of common stock. Jon Hemingway is the sole shareholder of Progeny and may be deemed to have beneficial ownership of the common stock held by P3-EQ, LLC. The mailing address for P3-EQ, LLC is c/o Progeny 5209 Lake Washington Blvd NE, Suite 200, Kirkland, Washington 98033.

(7)    Based on a schedule 13G filed by Gates Capital Management, L.P. (“Gates Capital”) on May 15, 2026. This amount consists of shares of our common stock held directly by certain funds (the “Gates Capital Funds”) as to which Gates Capital serves as investment manager. Gates Capital Management GP, LLC (the “General Partner”) is the general partner of Gates Capital, Gates Capital Management, Inc. (the “Corporation”) is the managing member of the General Partner and Jeffrey L. Gates serves as the President of the Corporation. Gates Capital, the General Partner, the Corporation and Mr. Gates share voting and dispositive power over all 21,850,000 shares of our common stock held directly by the Gates Capital Funds. The mailing address for each of the above entities is c/o Gates Capital Management, L.P., 1177 Avenue of the Americas, 46th Floor, New York, New York 10036.

(8)    Sir Martin beneficially owns 13,215,535 shares of common stock consisting of shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, 13,215,535 shares of our common stock consisting of (i) 1,952,745 shares held by MEF Holdings, LLLP (“MEF Holdings”), (ii) 5,410,813 shares held by Brimstone Investments LLC (“Brimstone”) and

(iii) 4,851,977 shares held by the Martin E. Franklin Revocable Trust (the “Franklin Trust” and together with MEF Holdings and Brimstone, the “Franklin Holders”). Sir Martin disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. The business address of each of the Franklin Holders is 500 South Pointe Drive, Suite 240, Miami Beach, Florida 33139.

(9)    RAEF Family Trust, of which Mr. Franklin is the trustee and a beneficiary, holds (i) 1,117,394 shares of common stock directly and (ii) holds a limited liability company interest in Mariposa Acquisition IX, LLC and, as a result, may be deemed to have a pecuniary interest in approximately 185,000 shares of common stock issuable upon conversion of the Series A Preferred Stock held by Mariposa Acquisition IX, LLC.

(10)  This amount consists of (i) 22,500 shares of common stock held directly by Mr. Cullinan and (ii) 50,000 shares of common stock underlying options to purchase shares of common stock, pursuant to an option deed, which are exercisable at any time until July 31, 2029.

(11)  Mr. Lillie holds (i) 1,816,291 shares of common stock directly and (ii) a limited liability company interest in Mariposa Acquisition IX, LLC and, as a result, may be deemed to have a pecuniary interest in approximately 92,500 shares of common stock issuable upon conversion of the Series A Preferred Stock held by Mariposa Acquisition IX, LLC.

(12)  This amount consists of: (i) 2,301,994 shares of common stock held directly by the Wright Family Trust; (ii) 683,701 shares of common stock held directly by The Lauren Wright GST Exempt Trust C/U Dickerson Wright 2010 GRAT; (iii) 944,148 shares of common stock held directly by The Lauren Wright GST Exempt Trust C/U Katherine Wright 2010 GRAT; (iv) 480,702 shares of common stock held directly by The Lauren Wright GST Non-Exempt Trust C/U Katherine Wright 2010 GRAT; (v) 683,701 shares of common stock held directly by The Stephanie Wright GST Exempt Trust C/U Dickerson Wright 2010 GRAT; (vi) 741,150 shares of common stock held directly by The Stephanie Wright GST Non-Exempt Trust C/U Dickerson Wright 2010 GRAT; (vii) 944,148 shares of common stock held directly by The Stephanie Wright GST Exempt Trust C/U Katherine Wright 2010 GRAT; (viii) 480,702 shares of common stock held directly by The Stephanie Wright GST Non-Exempt Trust C/U Katherine Wright 2010 GRAT; and (ix) 741,150 shares of common stock held directly by The Lauren Wright GST Non-Exempt Trust C/U Dickerson Wright 2010 GRAT. Mr. Wright and his wife, Katherine Wright, are trustees of the foregoing nine trusts. As a trustee, Mr. Wright may be deemed to exercise voting and investment power over the shares held by each trust. Mr. Wright disclaims beneficial ownership of these securities except to the extent of this pecuniary interest therein.

(13)  This amount includes an aggregate of (i) 1,000,000 shares of common stock issuable upon conversion of the Series A Preferred Stock and (ii) 50,000 shares of common stock issuable upon exercise of options to purchase shares of common stock, in each case that are convertible or exercisable within 60 days after May 11, 2026.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our former CEO, Mr. Pizzey. To identify our median employee and calculate such employee’s annual total compensation, we used the following methodology:

•        Determination date. We selected December 31, 2025, the last day of our fiscal year, as the determination date for identifying the median employee. As of December 31, 2025, our employee population consisted of approximately 11,286 individuals working at the Company and its subsidiaries, of which approximately 7,046 are based in the United States and approximately 4,240 are based outside of the United States.

•        Employee Population. In determining the identity of the median employee, we excluded 23 based in China, 7 based in France, 23 based in Germany, 3 based in Indonesia, 8 based in Italy, 8 based in Japan, 11 based in Macau, 63 based in the Philippines, 7 based in South Korea, 10 based in Thailand, and 100 employees based in the United Kingdom, who represented less than 5% of our employee population. As a result, the Company’s employee population used for determining the median employee was approximately 11,023 individuals, including 7,046 employees based in the United States and approximately 3,977 employees based outside of the United States.

•        Consistently applied compensation measure. To identify the median employee, we used the gross pay of all of our employees, excluding our CEO, our China, France, Germany, Indonesia, Italy, Japan, Macau, Philippines, South Korea, Thailand, and United Kingdom-based employees, and independent contractors and consultants who were not paid directly by the Company. We did not make any cost-of-living or other adjustments in identifying the median employee and we did not annualize the pay of any employees who were not employed for the full year.

We then calculated the 2025 total annual compensation of such median employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $52,243.

Utilizing the same executive compensation rules, and consistent with the amount reported in the “Total” Column of our Summary Compensation Table for 2025 above for our CEO, the annual total compensation of our CEO was $2,741,682. The resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 52 to 1. This ratio represents a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

This information is being provided in response to SEC disclosure requirements. Neither the Compensation Committee nor management of the Company uses the pay ratio measure in making any compensation decisions.

PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026 FISCAL YEAR
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2026 FISCAL YEAR.

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) to continue to serve as our independent registered public accounting firm for the 2026 fiscal year. PwC has been our independent registered public accounting firm since 2024.

Ratification of the appointment of PwC to serve as our independent registered public accounting firm for the 2026 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of PwC for the 2026 fiscal year. In the event our stockholders do not ratify the appointment of PwC, such appointment may be reconsidered by the Audit Committee. We expect representatives of PwC to attend the Annual Meeting, where they will have an opportunity to make a statement, if they so desire, and will also be available to respond to appropriate questions.

Change in our Certifying Accountant

(a)    Previous independent registered public accounting firm

(i)     On July 30, 2024, TIC Solutions (formerly known as Acuren Corporation) dismissed Grant Thornton UK LLP as its independent registered accounting firm in connection with the Acuren Acquisition. Such dismissal became effective upon completion by Grant Thornton UK LLP of its audit of the financial statements of Acuren Corporation as of and for the year ended December 31, 2023. The TIC Solutions Board and Audit Committee participated in and approved the decision to change its independent registered accounting firm.

(ii)    The report of Grant Thornton UK LLP on the financial statements for the period from January 1, 2023 to December 31, 2023 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii)   During the period from December 15, 2022 (inception) to December 31, 2023 and the subsequent interim period through the dismissal date, there have been no disagreements with Grant Thornton UK LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Grant Thornton UK LLP would have caused them to make reference thereto in their reports on the financial statements for such years.

(iv)   During the period from December 15, 2022 (inception) to December 31, 2023 and the subsequent interim period through the dismissal date, there have been no reportable events (as defined in Regulation S-K 304(a)(1)(v)).

(v)    TIC Solutions requested that Grant Thornton UK LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated November 4, 2024, is filed as Exhibit 16.1 to our registration statement on Form S-4 filed with the SEC on December 12, 2024.

(b)    New independent registered public accounting firm

(i)     TIC Solutions approved PwC as its new independent registered public accounting firm on November 4, 2024. During the period from December 15, 2022 (inception) to December 31, 2023 and the subsequent interim period through November 4, 2024, TIC Solutions had not consulted with PwC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on its financial statements, and neither a written report or oral advice was provided to TIC Solutions that PwC concluded was an important factor considered by it in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Regulation S-K 304(a)(1)(iv) and the related instructions to Regulation S-K 304, or a reportable event, as that term is defined in Regulation S-K 304(a)(1)(v).

Fees Billed to the Company by its Independent Registered Public Accounting Firms

The following table presents fees billed for audit and other services rendered by Grant Thornton UK LLP and PwC in 2024 and PwC in 2025:

Services Provided	2025 (PwC) ($)	2024 (PwC) ($)	2024 (Grant Thornton) ($)
Audit Fees(1)	$5,000,000	$7,505,000	$—
Audit-Related Fees(2)	—	—	282,000
Tax Fees(3)	2,013,000	776,750	—
All Other Fees(4)	2,000	—	—
Total	$7,015,000	$8,281,750	$282,000

(1)    Fees were for professional services provided in connection with audits and interim reviews of our consolidated financial statements, as well as the preparation of consents, comfort letters, and reviews of SEC filings.

(2)    Fees were for professional services provided in connection with acquisition related activities and the transition to PwC as our independent registered public accounting firm.

(3)    Fees were for professional services rendered for tax compliance and tax consulting services and were primarily related to increased services as a result of the NV5 Acquisition.

(4)    Fees were for software licenses.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee Charter requires that the Audit Committee preapprove all auditing services and permitted non-audit services to be performed by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit. Either the Chair of the Audit Committee acting alone, or the other two members acting jointly, may grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals will be presented to the full Audit Committee or the Board at its next scheduled meeting.

Consistent with these policies and procedures, the Audit Committee has approved all of the services rendered by PwC during fiscal year 2025, as described above.

Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes of the Company on behalf of the Board. The Company’s leadership team has primary responsibility for the Company’s financial statements, financial reporting process and internal controls over financial reporting. The independent auditor is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of the Company, including the Company’s internal controls over financial reporting and the audits of the financial statements of the Company.

During 2025 and the first quarter of 2026, the Audit Committee regularly met and held discussions with the Company’s leadership team and the independent auditors. In the discussions related to the Company’s financial statements for fiscal year 2025, the Company’s leadership team represented to the Audit Committee that such financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with the Company’s management and the independent auditors the audited financial statements for fiscal year 2025 and leadership’s evaluation of the effectiveness of the design and operation of disclosure controls and procedures.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditor those matters required to be discussed by the auditors with the Audit Committee under the applicable rules adopted by the PCAOB and the SEC. In addition, the Audit Committee received from the independent auditor the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditor that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditor not related to the audit of the Company’s financial statements for fiscal year 2025 was compatible with maintaining the independent auditor’s independence. The Audit Committee’s policy requires that the Audit Committee approve any audit or permitted non-audit service proposed to be performed by its independent auditor in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditor and the Audit Committee’s review of the representations of the Company’s management team and the written disclosures and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2025 be included in the Company’s Annual Report.

See the portion of this proxy statement titled “Corporate Governance—Audit Committee” for information on the Audit Committee’s meetings in 2025.

The Audit Committee

Rory Cullinan, Chair
Elizabeth Meloy Hepding
Peter A. Hochfelder

Other Matters

Requirements, including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders

In order to submit stockholder proposals to be considered for inclusion in the Company’s proxy statement, notice of annual meeting and proxy for our 2026 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s principal office in Hollywood, FL, no later than January 21, 2027.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, TIC Solutions, Inc. 200 South Park Road, Suite 350, Hollywood, FL 33021, United States. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Company’s bylaws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the Company’s proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before our 2027 Annual Meeting of Stockholders, a notice of the director nomination or the matter the stockholder wishes to present at the meeting complying with the Company’s bylaws must be delivered to the Corporate Secretary at the Company’s principal office at 200 South Park Road, Suite 350, Hollywood, FL 33021, not less than 90 or more than 120 days prior to the first anniversary of the date of the Annual Meeting, except that if the 2027 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after such anniversary date, such notice must be delivered not earlier than 120 days prior to such anniversary date or the 10th day following our public announcement of the date of the 2027 Annual Meeting of Stockholders. As a result, and assuming that the 2027 Annual Meeting of Stockholders is not more than 30 days before or more than 70 days after the first anniversary of the date of the 2026 Annual Meeting, any notice given by or on behalf of a stockholder pursuant to these provisions of the Company’s bylaws (and not pursuant to Exchange Act Rule 14a-8) must be delivered no earlier than March 3, 2027, and no later than April 2, 2027. All director nominations and stockholder proposals must comply with the requirements of the Company’s bylaws, a copy of which may be obtained at no cost from the Corporate Secretary of the Company.

Stockholders providing notice to the Company under the SEC’s Rule 14a-19 who intend to solicit proxies in support of nominees submitted under the advance notice provision of the Company’s bylaws for the 2027 Annual Meeting of Stockholders must comply with the advance notice deadline set forth above, the requirements of the Company’s bylaws and the additional requirements of Rule 14a-19(b).

Other than the items of business described in this proxy statement, the Company does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card or voting instruction form will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If, for any unforeseen reason, any one or more of the Company’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Our Board or the chair of the Annual Meeting may refuse to allow the transaction of any business or the consideration of any director nomination not made in compliance with the Company’s bylaws.

List of Stockholders Entitled to Vote at the Annual Meeting

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Company’s principal office in Hollywood, FL, for a period of ten (10) days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

This proxy solicitation is being made by the Company, and we will pay all expenses relating to this proxy solicitation. In addition to this solicitation, our officers, directors, and employees may solicit proxies by telephone, personal call or electronic transmission without extra compensation for that activity. We also expect to reimburse our transfer agent, banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock and obtaining the proxies of those owners.

Communication with Our Board of Directors

Any stockholder or other interested party who desires to contact any member of the Board (or our Board as a group) may do so in writing to the following address:

Co-Chairmen of the Board
TIC Solutions, Inc.
c/o Corporate Secretary
200 South Park Road, Suite 350
Hollywood, FL 33021
United States

The Board has directed our Corporate Secretary to forward stockholder communications to our Chairmen and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding our governance or operations, our Corporate Secretary will use her discretion to refrain from forwarding any correspondence unrelated to the Board’s corporate governance and oversight responsibilities.

Householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” our proxy materials. Under this procedure, which has been approved by the SEC, stockholders who have the same address and last name will receive only one copy of our Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy statement and annual report, as applicable, unless contrary instructions have been received from the affected stockholders. This procedure will reduce our printing costs and postage fees. We do not household for our stockholders of record.

Once you have received notice from your broker, bank or other intermediary that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our Notice or proxy statement and annual report, as applicable, or if you are receiving multiple copies of any of these documents and wish to receive only one, please notify your broker, bank or other intermediary.

We will deliver promptly upon written or oral request a separate copy of our Notice, proxy statement and/or annual report to a stockholder at a shared address to which a single copy was delivered. For copies of any of these documents, stockholders should contact us using the contact information set forth below under “Available Information.”

Available Information

We will deliver without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Notice, this proxy statement and our Annual Report. A request for a copy of any of these documents should be directed to TIC Solutions, Inc. c/o Corporate Secretary, 200 South Park Road, Suite 350, Hollywood, FL 33021, Telephone: (954) 495-2112.

In addition, copies of the charters of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, together with certain other corporate governance materials, including our Business Conduct and Ethics Policy and Code of Ethics for Senior Financial Officers, can be found under the Investor Relations—Corporate Governance section of our website at www.ticsolutions.com and such information is also available in print to any stockholder who requests it through the methods listed above.

Questions and Answers

What is the date, time and place of the Annual Meeting?

Our Annual Meeting will be held in a virtual format only, on July 1, 2026, at 10:00 a.m. Eastern Time. As a stockholder, you can attend, vote and submit questions at our Annual Meeting by accessing www.virtualshareholdermeeting.com/TIC2026 using the 16-digit control number on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials.

What am I being asked to vote on and what is the Board recommendation?

At the Annual Meeting you will be asked to vote on the following two proposals. Our Board recommendation for each of these proposals is set forth below:

Proposal	Board Recommendation
To elect eleven (11) directors each for a term expiring at the next annual meeting or until his or her successor has been duly elected or qualified	FOR each Director Nominee
To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2026 fiscal year	FOR

You will also be asked to consider and act upon such other business as may properly come before the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock and Series A Preferred Stock at the close of business on May 11, 2026, the record date for the Annual Meeting, are entitled to notice of, and to attend and vote at the Annual Meeting, or any postponements or adjournments of the meeting. At the close of business on the record date, 221,042,604 shares of our common stock and 1,000,000 shares of Series A Preferred Stock were outstanding.

What is the difference between a stockholder of record and a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “stockholder of record,” with respect to those shares.

Beneficial Owner. If your shares are held by a nominee, such as a bank or broker, you are considered the “beneficial owner” of those shares which are considered to be held in “street name.” The proxy card has been forwarded to you by your nominee who is considered, with respect to those shares, the “stockholder of record.” As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

What are the voting rights of our stockholders?

Our stockholders are entitled to one vote per share for each of our common stock or Series A Preferred Stock held on the record date for each matter properly presented at the Annual Meeting.

What constitutes a quorum?

A quorum will be present at the Annual Meeting if holders of a majority in voting power of the outstanding shares of our common stock and Series A Preferred Stock entitled to vote at the Annual Meeting, present in person or represented by proxy. If a quorum is not present at the Annual Meeting, we expect to postpone or adjourn the Annual Meeting to solicit additional proxies. Abstentions and broker non-votes (as described below) will be counted as shares present and entitled to vote for the purpose of determining the presence of a quorum.

What if I am a beneficial owner and do not give the nominee voting instructions?

If you are a beneficial owner and your shares are held in the name of a broker or other nominee, such broker or nominee is bound by the rules of the New York Stock Exchange (the “NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received voting instructions from the beneficial owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum but are not considered a vote cast.

The table below sets forth, for each proposal described in this proxy statement, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the applicable proposal:

Proposal	Can Brokers Vote Absent Instructions	Impact of Broker Non-Vote
Election of Directors	No	None
Ratification of Independent Registered Certified Public Accounting Firm	Yes	N/A

If other matters are properly brought before the Annual Meeting and they are not considered routine under the applicable NYSE rules, shares held by a bank, broker, or other holder of record holding shares for a beneficial owner will not be voted on such non-routine matters by that holder unless that holder has received voting instructions. As stated above, broker non-votes are counted as present for the purpose of determining whether a quorum is present.

How are abstentions treated?

Abstentions will not be counted as votes cast in the final tally of votes with regard to any of the proposals. Therefore, abstentions will have no effect on the outcome of these proposals. Abstentions will be counted as shares present and entitled to vote for the purpose of determining the presence of a quorum.

How do I vote?

To Vote by Internet, Telephone or Mail:

If you are a stockholder of record, you may vote:

Via Internet	Via telephone
In person at the meeting	By mail if you have received a paper copy of the proxy materials

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and Annual Report online.

Stockholders of record on the record date who attend the 2026 Annual Meeting online have the right to vote online at the 2026 Annual Meeting. If you are a beneficial owner and wish to vote at the 2026 Annual Meeting you will need to contact, and follow the instructions of, your bank, broker, or other nominee.

To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day prior to the Annual Meeting. To ensure that your vote is counted, please remember to submit your vote by 11:59 p.m. (Eastern Time) on June 30, 2026.

How do I vote if I am a holder of Depositary Interests?

The holders of Depositary Interests (“Depositary Interest Holders”) registered in the register of Depositary Interests at close of business on May 11, 2026 shall be entitled to provide voting instructions to the Depositary in respect of the number of Depositary Interests registered in their name(s) at that time.

If you hold your Depositary Interests through a broker, bank, or nominee (or similar), you should be contacted by your broker, bank, or nominee (or similar) on how to vote in advance of the Annual Meeting. These directions should be followed. If you have not received such directions, you should contact your broker, bank, or nominee (or similar) as soon as possible.

Registered Depositary Interest Holders should direct Computershare Investor Services PLC (the “Depositary”) to vote the Common Stock represented by their Depositary Interests as follows:

(a)     Mail: Complete and return a Form of Instruction to the Depositary using the reply-paid envelope accompanying the Form of Instruction or by posting it to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS99 6ZY, United Kingdom. To be effective, all Forms of Instruction must be received by the Depositary by 14:30 (London time) / 09:30  (New York time) on June 23, 2026. The Depositary will then make arrangements to vote the underlying Common Stock in accordance with the Depositary Interest Holder’s instructions.

(b)    CREST: Depositary Interest Holders who wish to provide voting instructions through the CREST electronic proxy appointment service may do so by using the procedures described in the CREST manual. CREST personal members who have appointed a voting service provider(s) should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf. In order for a voting instruction made using the CREST service to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear UK & International Limited’s specifications and must contain the information required for such instructions, as described in the CREST manual. All messages relating to the appointment of a proxy or a voting instruction must be transmitted so as to be received by the Company’s agent (ID: 3RA50) no later than 14:30 (London time) / 09:30 (New York time) on June 23, 2026. Normal system timings and limitations will apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001 as amended.

Depositary Interest Holders may change their voting instructions by submitting a new Form of Instruction or CREST Proxy Instruction, as applicable, using the methods set out above provided these are received before the relevant deadline outlined above.

Can I attend the Annual Meeting if I am a holder of Depositary Interests?

Depositary Interest Holders or beneficial shareholders holding their shares as Depositary Interests registered in the register of Depositary Interests at close of business on May 11, 2026 are entitled to attend the Annual Meeting as a guest. Depositary Interest Holders will not be permitted to vote at the Annual Meeting and should vote in advance by following the voting instructions above under “How do I vote if I am a holder of Depositary Interests?”. If you wish to virtually attend the Annual Meeting, please notify the Depositary by email to !UKALLDITeam2@computershare.co.uk by 14:30 (London time) / 09:30 (New York time) on June 23, 2026. Any Depositary Interest Holders that do not follow the above process will be unable to virtually attend the Annual Meeting. Only attendance requests from the registered Depositary Interest Holder will be accepted by the Depositary.

If I plan to virtually attend the Annual Meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to virtually attend the Annual Meeting. If you vote in advance and also virtually attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote.

What vote is required for the proposals?

Proposal	Vote Required	Abstentions
Election of Directors	Majority of votes cast	No impact
Ratification of Independent Registered Certified Public Accounting Firm	Majority of votes cast	No impact

How will my proxy holder vote?

The enclosed proxy designates each of Benjamin Heraud and Kristin Schultes (the “Proxies”) to hold your proxy and vote your shares. The Proxies will vote all shares of our common stock represented by properly executed proxies received in time for the Annual Meeting in the manner specified by the holders of those shares. The Proxies intend to vote all shares of our common stock represented by proxies that are properly executed by the record holder but that otherwise do not contain voting instructions as follows:

Proposal	Board Recommendation
Election of Directors	FOR each Director Nominee
Ratification of Independent Registered Certified Public Accounting Firm	FOR

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described above, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy to the proxy holders named in the attached proxy card, such persons will vote in accordance with the recommendation of our Board, “FOR” or “AGAINST” such other matters.

Can I change my vote after I have voted?

Voting by telephone, over the Internet or by mailing a proxy card does not preclude a stockholder from voting during the Annual Meeting. A stockholder may revoke a proxy, whether submitted via telephone, the Internet or mail, at any time prior to its exercise by (i) filing a duly executed revocation of proxy with our Corporate Secretary, (ii) properly submitting, either by telephone, mail or Internet, a proxy to our Corporate Secretary bearing a later date or (iii) virtually attending the Annual Meeting and voting when prompted during the meeting. Attendance at the virtual meeting will not itself constitute revocation of a proxy.

How do I virtually attend the Annual Meeting?

The Annual Meeting will be held virtually, and you will not be able to attend the Annual Meeting in person. To attend the Annual Meeting virtually, please log in to www.virtualshareholdermeeting.com/TIC2026 using the control number on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials and follow the instruction prompts on the virtual meeting site.

How do I ask questions at the 2026 Annual Meeting?

Stockholders will have the ability to submit questions during the 2026 Annual Meeting via the meeting website at www.virtualshareholdermeeting.com/TIC2026 by following the instructions available on the meeting page. Questions relevant to 2026 Annual Meeting matters will be answered during the meeting, subject to time constraints. To ensure that as many stockholders as possible are able to ask questions during the 2026 Annual Meeting, each stockholder will be permitted no more than two questions. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together. If you join the meeting as a guest, you will not be able to ask questions. Responses to questions relevant to 2026 Annual Meeting matters that are not answered during the meeting will be posted on the Company’s Investor Relations webpage

Where can I find voting results of the Annual Meeting?

We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed with the SEC within four business days after the Annual Meeting.

Who should I contact with other questions?

If you have additional questions about this proxy statement or the Annual Meeting or would like additional copies of this proxy statement or our annual report, please contact:

TIC Solutions, Inc.
c/o Corporate Secretary

200 South Park Road, Suite 350

Hollywood, FL 33021

SCAN TO VIEW MATERIALS & VOTE BROADRIDGE CORPORATE ISSUER SOLUTIONS TIC SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 30, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TIC2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 30, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TIC Solutions, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: T00574-P54074 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TIC SOLUTIONS, INC. The Board of Directors recommends a vote FOR the following nominees for director: 1. Election of Directors 1a. Robert A. E. Franklin 1b. Sir Martin E. Franklin 1c. Antoinette C. Bush 1d. Rory Cullinan 1e. Elizabeth Meloy Hepding 1f. Benjamin Heraud 1g. Peter A. Hochfelder 1h. James E. Lillie 1i. Byron Roth For Against Abstain 1j. Talman Pizzey 1k. Dickerson Wright The Board of Directors recommends a vote FOR Proposal 2: 2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons, or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the proxy card for a deceased stockholder should give their full title. Please date the proxy card. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. T00575-P54074 TIC SOLUTIONS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints each of Benjamin Heraud and Kristin Schultes with full power of substitution, to represent the undersigned and to vote all of the shares of Common Stock or Series A Preferred Stock in TIC Solutions, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held virtually at www.virtualshareholdermeeting.com/TIC2026 on July 1, 2026 at 10:00 a.m. Eastern Time and at any adjournment or postponement thereof: (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their best judgment upon such other matters as may properly come before the meeting. The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR the election of the nominees listed on the reverse side to the Board of Directors, and FOR Proposal 2. Whether or not you are able to attend the meeting, you are urged to sign and mail the proxy card in the return envelope so that the stock may be represented at the meeting. IF YOU ELECT TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)